Exhibit 10.1

FOURTH AMENDED AND RESTATED

SENIOR CREDIT AGREEMENT

DATED AS OF AUGUST 1, 2016

AMONG

TERRENO REALTY LLC,

AS BORROWER

AND

KEYBANK NATIONAL ASSOCIATION

AS ADMINISTRATIVE AGENT

KEYBANC CAPITAL MARKETS

AS JOINT LEAD ARRANGER

MUFG UNION BANK, N.A.

AS CO-SYNDICATION AGENT AND JOINT LEAD ARRANGER

PNC BANK, NATIONAL ASSOCIATION

AS CO-SYNDICATION AGENT

PNC CAPITAL MARKETS LLC

AS JOINT LEAD ARRANGER

REGIONS BANK

AS CO-SYNDICATION AGENT

REGIONS CAPITAL MARKETS

AS JOINT LEAD ARRANGER

AND

THE SEVERAL LENDERS

FROM TIME TO TIME PARTIES HERETO,

AS LENDERS

4.2.	Each Advance and Issuance	54
ARTICLE V. REPRESENTATIONS AND WARRANTIES		54
5.1.	Existence	54
5.2.	Authorization and Validity	55
5.3.	No Conflict; Government Consent	55
5.4.	Financial Statements; Material Adverse Effect	55
5.5.	Taxes	55
5.6.	Litigation and Guarantee Obligations	55
5.7.	Direct Subsidiaries; Investment Affiliates	56
5.8.	ERISA	56
5.9.	Accuracy of Information	56
5.10.	Regulation U	56
5.11.	Material Agreements	56
5.12.	Compliance With Laws	56
5.13.	Ownership of Properties	57
5.14.	Investment Company Act	57
5.15.	Affiliate Transactions	57
5.16.	Solvency	57
5.17.	Insurance	58
5.18.	REIT Status	58
5.19.	Environmental Matters	58
5.20.	Unencumbered Properties	59
5.21.	Intellectual Property	60
5.22.	Broker’s Fees	61
5.23.	No Bankruptcy Filing	61
5.24.	No Fraudulent Intent	61
5.25.	Transaction in Best Interests of Borrower and Subsidiary Guarantors; Consideration	61
5.26.	Subordination	61
5.27.	Tax Shelter Representation	61
5.28.	Anti-Terrorism Laws	62
5.29.	Survival	63
ARTICLE VI. COVENANTS		63
6.1.	Financial Reporting	63
6.2.	Use of Proceeds	65
6.3.	Notice of Default	65
6.4.	Conduct of Business	65
6.5.	Taxes	65
6.6.	Insurance	65
6.7.	Compliance with Laws	66
6.8.	Maintenance of Properties	66
6.9.	Inspection	66
6.10.	Maintenance of Status; Modification of Formation Documents	66
6.11.	Dividends	66
6.12.	Merger; Sale of Assets	66
6.13.	Subsidiary Guarantors	67
6.14.	Sale and Leaseback	67
6.15.	Acquisitions and Investments	67
6.16.	Liens	68
6.17.	Affiliates	68

- ii -

6.18.	Swap Contracts	68
6.19.	Variable Interest Indebtedness	68
6.20.	Consolidated Tangible Net Worth	69
6.21.	Indebtedness and Cash Flow Covenants	69
6.22.	Environmental Matters	69
6.23.	Permitted Investments	70
6.24.	Lease Approvals	71
6.25.	Prohibited Encumbrances	71
6.26.	Further Assurances	71
6.27.	Distribution of Income to Borrower	71
ARTICLE VII. DEFAULTS		72
ARTICLE VIII. ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		74
8.1.	Acceleration	74
8.2.	Amendments	75
8.3.	Preservation of Rights	75
8.4.	Application of Funds	76
ARTICLE IX. GENERAL PROVISIONS		76
9.1.	Survival of Representations	76
9.2.	Governmental Regulation	76
9.3.	Taxes	76
9.4.	Headings	77
9.5.	Entire Agreement	77
9.6.	Several Obligations; Benefits of this Agreement	77
9.7.	Expenses; Indemnification	77
9.8.	Numbers of Documents	77
9.9.	Accounting	77
9.10.	Severability of Provisions	77
9.11.	Nonliability of Lenders	78
9.12.	CHOICE OF LAW	78
9.13.	CONSENT TO JURISDICTION	78
9.14.	WAIVER OF JURY TRIAL	78
9.15.	USA PATRIOT ACT	79
9.16.	Other Agents	79
9.17.	Acknowledgement and Consent to Bail In of EEA Financial Institutions	79
ARTICLE X. THE ADMINISTRATIVE AGENT		79
10.1.	Appointment	79
10.2.	Powers	80
10.3.	General Immunity	80
10.4.	No Responsibility for Loans, Recitals, etc.	80
10.5.	Action on Instructions of Lenders	80
10.6.	Employment of Agents and Counsel	81
10.7.	Reliance on Documents; Counsel	81
10.8.	Administrative Agent’s Reimbursement and Indemnification	81
10.9.	Rights as a Lender	81
10.10.	Lender Credit Decision	82
10.11.	Successor Administrative Agent	82
10.12.	Notice of Defaults	82
10.13.	Requests for Approval	83
10.14.	Defaulting Lenders	83

- iii -

ARTICLE XI. SETOFF; RATABLE PAYMENTS		85
11.1.	Setoff	85
11.2.	Ratable Payments	85
ARTICLE XII. BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		85
12.1.	Successors and Assigns	85
12.2.	Participations	86
12.3.	Assignments	87
12.4.	Dissemination of Information	88
12.5.	Tax Treatment	88
ARTICLE XIII. NOTICES		88
13.1.	Giving Notice	88
13.2.	Change of Address	89
ARTICLE XIV. COUNTERPARTS		89

EXHIBITS AND SCHEDULES

EXHIBIT A – AMENDMENT REGARDING INCREASE

EXHIBIT B – FORM OF [REVOLVING][TERM] NOTE

EXHIBIT C – COMPLIANCE CERTIFICATE

EXHIBIT D – ASSIGNMENT AGREEMENT

EXHIBIT E – LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

EXHIBIT F – BORROWING NOTICE

EXHIBIT G-1 – FORM OF U.S. TAX COMPLIANCE CERTIFICATE

EXHIBIT G-2 – FORM OF U.S. TAX COMPLIANCE CERTIFICATE

EXHIBIT G-3 – FORM OF U.S. TAX COMPLIANCE CERTIFICATE

EXHIBIT G-4 – FORM OF U.S. TAX COMPLIANCE CERTIFICATE

SCHEDULE 1 – SCHEDULE OF COMMITMENTS

SCHEDULE 2 – SUBSIDIARIES OF PARENT GUARANTOR

SCHEDULE 3 – LITIGATION

SCHEDULE 4 – ENVIRONMENTAL MATTERS

SCHEDULE 5 – LIST OF SUBSIDIARY GUARANTORS

SCHEDULE 6 – LIST OF INVESTMENT AFFILIATES

SCHEDULE 7 – LIST OF UNENCUMBERED PROPERTIES

SCHEDULE 8 – OUTSTANDING FACILITY LETTERS OF CREDIT

- iv -

FOURTH AMENDED AND RESTATED SENIOR CREDIT AGREEMENT

This Fourth Amended and Restated Senior Credit Agreement (“Agreement”), dated as of August 1, 2016, is among Terreno Realty LLC, a limited liability company organized under the laws of the State of Delaware (the “Borrower”), KeyBank National Association, a national banking association, both individually as a “Lender” and as “Administrative Agent”, KeyBanc Capital Markets as “Joint Lead Arranger,” MUFG Union Bank, N.A., as Co-Syndication Agent and Joint Lead Arranger, PNC Bank, National Association, as Co-Syndication Agent, PNC Capital Markets LLC, as Joint Lead Arranger, Regions Bank, as Co-Syndication Agent, Regions Capital Markets as Joint Lead Arranger and the several banks, financial institutions and other entities which may from time to time become parties to this Agreement as additional “Lenders”.

RECITALS

A. Borrower is primarily engaged in the business of purchasing, owning, operating, leasing and managing industrial properties.

B. Borrower’s sole member, Terreno Realty Corporation, a Maryland corporation (“Parent Guarantor”) is qualified as a real estate investment trust under Section 856 of the Code.

C. This Agreement amends and restates in its entirety that certain Third Amended and Restated Senior Revolving Credit Agreement dated as of May 8, 2014, as amended by a First Amendment thereto dated as of December 8, 2014, by and among the Administrative Agent, KeyBank National Association, certain of the Lenders and the Borrower (the “Original Credit Agreement”).

D. Borrower desires to amend and restate the Original Credit Agreement to (i) increase the Aggregate Revolving Commitment thereunder, (ii) provide for the repayment in full of the Term B Loan and the renaming of prior “Term C Loan” as the new “Term B Loan”, (iii) to add a new bank as a Lender under this Agreement, (iv) to extend the Revolving Facility Termination Date and the remaining two Term Facility Termination Dates and (v) to make certain other changes to the terms and conditions thereof and the Administrative Agent and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

AGREEMENTS

From and after the Agreement Execution Date, U. S. Bank, National Association, shall be considered as a “Lender” under the Credit Agreement and the Loan Documents and shall have a “Revolving Loan Commitment”, “Term A Loan Commitment” and “Term B Loan Commitment” (as such terms are defined below), and (ii) each of the existing Lenders shall each be deemed to have modified its “Revolving Loan Commitment”, “Term A Loan Commitment” and “Term B Loan Commitment”, in each case so that the Lenders’ Commitments as of the Agreement Execution Date shall be as shown on Schedule 1 attached hereto and made a part hereof.

ARTICLE I.

DEFINITIONS

As used in this Agreement:

“Adjusted EBITDA” means, as of any date, an annualized amount determined by multiplying two (2) times the Consolidated EBITDA for the two (2) most recent full fiscal quarters of Borrower for which financial results have been reported and deducting from such annualized amount an annual amount for capital expenditures equal to $0.15 per square foot times the weighted daily average rentable area of Projects owned by the Consolidated Group or any Investment Affiliate (but only deducting the applicable Consolidated Group Pro Rata Share of such amount with respect to such Investment Affiliate) during such two (2) fiscal quarter period.

“Adjusted Unencumbered Property Pool NOI” means, as of any date, an annualized amount determined by (i) multiplying two (2) times the Unencumbered Property Pool NOI for the two (2) most recent full fiscal quarters of Borrower for which financial results have been reported and deducting from such annualized amount an annual amount for capital expenditures equal to $0.15 per square foot times the weighted average daily aggregate rentable area during such two (2) fiscal quarter period of all Unencumbered Properties which are included in the Unencumbered Property Pool as of such date of calculation.

“Administrative Agent” means KeyBank National Association in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by one or more of the Lenders to Borrower of the same Type and, in the case of LIBOR Advances, for the same LIBOR Interest Period, including without limitation Swingline Advances.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means, as of any date, the aggregate of the then-current Revolving Commitments and Term Loan Commitments of all the Lenders, which has been increased to $350,000,000 as of the Agreement Execution Date, as such amount may be further increased pursuant to Section 2.2 hereof.

“Aggregate Revolving Commitment” means, as of any date, the aggregate of the then-current Revolving Commitments of all Lenders, which has been increased to $200,000,000 as of the Agreement Execution Date, as such amount may be further increased pursuant to Section 2.2 hereof.

“Agreement” means this Fourth Amended and Restated Senior Revolving Credit Agreement, as it may be amended or modified and in effect from time to time.

“Agreement Execution Date” means the date this Agreement has been fully executed and delivered by all parties hereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” is defined in Section 5.28.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations, guidelines and orders of all Governmental Authorities and all orders and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” means, as applicable, the Base Rate Applicable Margin or the LIBOR Applicable Margin which are used in calculating the interest rate applicable to the various Types of Advances.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the Chief Executive Officer, President, Chief Financial Officer or Chief Accounting Officer of Borrower, acting singly.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Bankruptcy Code of the United States of America, as amended from time to time.

“Base Rate” means, for any day, a rate per annum equal to the Floor Base Rate for such day plus the Base Rate Applicable Margin for such day, in each case changing as and when the Floor Base Rate changes.

“Base Rate Advance” means an Advance that bears interest at the Base Rate.

“Base Rate Applicable Margin” means, as of any date with respect to any Base Rate Advance, the applicable per annum amount then in effect pursuant to Section 2.3 hereof.

“Base Rate Loan” means a Loan that bears interest at the Base Rate.

“Borrower” means Terreno Realty LLC, a limited liability company organized under the laws of the State of Delaware, and its successors and assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.9.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of LIBOR Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio and New York, New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio and New York, New York for the conduct of substantially all of their commercial lending activities.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.

“Capitalization Rate” means seven percent (7.0%).

“Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means, as of any date, (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (b) time deposits and certificates of deposit having maturities of not more than one (1) year from such date and issued by any domestic commercial bank having (i) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (ii) capital and surplus in excess of $100,000,000.00, (c) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days from such date, and (d) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s.

“Change of Control” means (i) any transfer of ownership resulting in Parent Guarantor owning less than 100% of the equity interests in Borrower or (ii) any change in the membership of Parent Guarantor’s Board of Directors which results in (x) those board members having served for such Board of Directors throughout the preceding twelve (12) month period (or since the date of Parent Guarantor’s organization in the case of the first twelve (12) months after Parent Guarantor’s organization) (“Existing Directors”) and (y) directors approved by Existing Directors as of any date constituting less than 50% of the total board members at such time.

“Change in Management” means the failure of at least one of the Parent Guarantor’s Chief Executive Officer and the Guarantor’s President and Chief Financial Officer as of the Agreement Execution Date (or any successor to either such individual hereafter approved by the Administrative Agent) to continue to be active on a daily basis in the management of Borrower provided that if both of such individuals shall die or become disabled or otherwise cease to be active in the management of Borrower, Borrower shall have one hundred twenty (120) days to retain a replacement executive of comparable experience which is reasonably satisfactory to the Administrative Agent.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, for each Lender, as for any date, the sum of such Lender’s then-current Revolving Commitment and such Lender’s then-current Term Commitment.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period without duplication an amount equal to the net income or loss of the Consolidated Group determined in accordance with GAAP (before minority interests and excluding losses attributable to the sale or other disposition of assets and the adjustment for so-called “straight-line rent accounting”) for such period, plus (x) the following to the extent deducted in computing such consolidated net income for such period: (i) Consolidated Total Interest Expense for such period, (ii) real estate depreciation and amortization for such period, (iii) other non-cash charges for such period and (iv) acquisition costs for such period with respect to all Projects acquired by Borrower or another member of the Consolidated Group; and minus (y) all gains attributable to the sale or other disposition of assets or debt restructurings in such period, adjusted to include the Consolidated Group Pro Rata Share of the net income or loss of all Investment Affiliates for such period, determined and adjusted in the same manner as provided above in this definition with respect to the Consolidated Group’s net income or loss.

“Consolidated Fixed Charges” means, as of any date, an annualized amount determined, without duplication, by multiplying two (2) times the sum of (a) Consolidated Interest Expense for the two (2) most recent full fiscal quarters of Borrower for which financial results have been reported plus (b) the aggregate amount of scheduled principal payments attributable to Consolidated Outstanding Indebtedness (excluding optional prepayments and scheduled principal payments due on maturity of any such Indebtedness) required to be made during such two (2) fiscal quarters by any member of the Consolidated Group plus (c) a percentage of all such scheduled principal payments required to be made during such two (2) fiscal quarters by any Investment Affiliate on Indebtedness taken into account in calculating Consolidated Interest Expense, equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which any member of the Consolidated Group is liable and (y) the Consolidated Group Pro Rata Share of such Investment Affiliate plus (d) Preferred Dividends with respect to such two (2) fiscal quarters plus (e) all rental payments due and payable with respect to such two (2) fiscal quarters under ground leases of Properties at which one or more members of the Consolidated Group are tenants.

“Consolidated Gross Asset Value” means, as of any date, (i) the aggregate Net Operating Income for the two (2) most recent full fiscal quarters of Borrower for which financial results have been reported attributable to Projects owned by Borrower or another member of the Consolidated Group as of the last day of such period (excluding both Development Projects and 100% of the aggregate Net Operating Income attributable to any Projects not so owned for the four (4) most recent consecutive full fiscal quarters of Borrower for which financial results have been reported), multiplied by two (2), with the product thereof divided by the Capitalization Rate, plus (ii) the cost basis value for any such Projects first acquired by Borrower or a member of the Consolidated Group during such four (4) most recent consecutive full fiscal quarters, plus (iii) the Consolidated Group’s Pro Rata Share of the aggregate Net Operating Income for the two (2) most recent full fiscal quarters of Borrower for which financial results have been reported attributable to Projects owned by Investment Affiliates on the last day of such period (excluding Development Projects and 100% of the aggregate Net Operating Income attributable to any Projects not so owned for the four (4) most recent consecutive full fiscal quarters of Borrower for which financial results have been reported) multiplied by two (2), with the product divided by the Capitalization Rate, plus (iv) the Consolidated Group Pro Rata Share of such the cost value basis of any Projects not so owned for such four (4) most recent consecutive full fiscal quarters by an Investment Affiliate, plus (v) the cost value basis of all Development Projects of Borrower or any other member of the Consolidated Group, as of the last day of such most recent fiscal quarter, plus (vi) the cost value basis of any Unimproved Land owned by Borrower or any other member of the Consolidated Group as of the last day of such most recent fiscal quarter. Notwithstanding the foregoing, for purposes of calculating the amount of Net Operating Income to be used in clauses (i) and (iii) of the preceding sentence of this definition, (A) no Project shall be deemed to have Net Operating Income of less than zero for any period and (B) if any Project is subject to a Lease which has commenced but provides for an initial period of rent abatement or reduction that falls in whole or in part within the period on which Net Operating Income is being calculated, the Net Operating Income attributable to such Project for such initial abatement or reduction period shall be determined as if the rental income for such Project included rents paid at the rental rate that will be payable under such Lease during the first full calendar month immediately following such period, provided that (i) no such period of deemed increase shall continue for longer than the first twenty percent (20%) of the initial term of such Lease and (ii) the portion of Consolidated Gross Asset Value attributable to Projects which have Net Operating Income then deemed to be increased under this clause (B) shall not at any time constitute more than fifteen percent (15%) of total Consolidated Gross Asset Value.

“Consolidated Group” means Parent Guarantor, Borrower and all Subsidiaries which are consolidated with it for financial reporting purposes under GAAP.

“Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage interest held by the Consolidated Group in the aggregate, in such Investment Affiliate determined by calculating the greater of (i) the percentage of the issued and outstanding Capital Stock in such Investment Affiliate held by the Consolidated Group in the aggregate and (ii) the percentage of the total book value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness of such Investment Affiliate.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of (a) the aggregate amount of interest required to be paid, accrued, expensed or, to the extent it could be expensed, capitalized in accordance with GAAP of the Consolidated Group for such period attributable to Consolidated Outstanding Indebtedness during such period (including the Loans, obligations under Capitalized Leases (to the extent Consolidated EBITDA has not been reduced by such Capitalized Lease obligations in the applicable period), any Subordinated Indebtedness, original issue discount and amortization of prepaid interest, if any, but excluding any Preferred Distributions) plus (b) the aggregate amount of interest, if any, attributable to all amounts available for borrowing, or for drawing under letters of credit (including the Facility Letters of Credit), if any, issued for the account of any member of the Consolidated Group, but only if such interest was or is required to be reflected as an item of expense, calculated and determined for such period in accordance with GAAP, plus (c) all commitment fees, agency fees, facility fees, balance deficiency fees and similar fees and expenses in connection with the borrowing of money plus (d) the Consolidated Group Pro Rata Share of any such interest items, as similarly calculated and determined in accordance with GAAP, of any Investment Affiliate, for such period, whether recourse or non-recourse.

“Consolidated Net Income” means, for any period, the sum of (i) consolidated net income (or loss) of the Consolidated Group for such period determined on a consolidated basis in accordance with GAAP plus (ii) without duplication, the applicable Consolidated Group Pro Rata Share of the net income (or loss) of each Investment Affiliate for such period determined in accordance with GAAP.

“Consolidated Tangible Net Worth” means, as of any date of determination, an amount equal to (a) Consolidated Gross Asset Value, plus (b) Unrestricted Cash and Cash Equivalents, minus (c) Consolidated Total Indebtedness as of such date, provided that any amounts attributable to Projects that are required to be reported as “intangibles” under GAAP pursuant to Financial Accounting Standards Board Statement of Policy No. 141 and 142 shall be permitted to be added back to “tangible property” for purposes of calculating such Consolidated Tangible Net Worth.

“Consolidated Total Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group at such date, determined on a consolidated basis in accordance with GAAP, plus (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group, provided that (x) to the extent that any member of the Consolidated Group is providing a completion guaranty in connection with a construction loan entered into by an Investment Affiliate, Consolidated Total Indebtedness shall include such member’s pro rata liability under the Indebtedness relating to such completion guaranty (or, if greater, such member’s potential liability under such completion guaranty) and (y) in connection with the liabilities described in clauses (a) and (d) of the definition of “Indebtedness” (other than completion guarantees) Consolidated Total Indebtedness shall include the portion of the liabilities of such Investment Affiliate which is attributable to the Consolidated Group’s Pro Rata Share of such Investment Affiliate or such greater amount of such liabilities for which any member of the Consolidated Group is or has agreed to be, liable by way of guaranty, indemnity for borrowed money, stop-loss agreement or the like, it being agreed that, in any case, Indebtedness of an Investment Affiliate shall not be excluded from Consolidated Total Indebtedness by virtue of the liability of such Investment Affiliate being Non-Recourse Indebtedness.

“Construction in Progress” means, as of any date, the sum of (i) the total construction cost expended as of the applicable date to construct any Development Project which involves construction of a new building or to redevelop or renovate any Development Project which includes the redevelopment or renovation of an existing building, plus (ii) the book value of all land not then included in Unimproved Land.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.10.

“Credit Rating” means, as of any date, with respect to any one of Moody’s, S&P and Fitch, the most recent credit rating of Borrower issued by such rating agency prior to such date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event described in Article VII.

“Default Rate” means the interest rate which may apply during the continuance of a Default pursuant to Section 2.12.

“Defaulting Lender” means, subject to Section 10.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Facility Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become, or is reasonably expected to become, subject to a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 10.14(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Development Project” means a Project which is either (i) under development for which any member of the Consolidated Group is actively pursuing construction of one or more buildings or other improvements or (ii) the subject of a major redevelopment or renovation, involving extensive capital expenditures beyond those normally incurred in connection with the installation of tenant improvements for a new tenant, to upgrade and reposition such Project to meet prevailing market standards and requiring such Project to be vacated during such redevelopment or renovation and, in the case of all such developments, redevelopments or renovations, for which construction is proceeding to completion without undue delay from permit denial, construction delays or otherwise, all pursuant to such member’s ordinary course of business, provided that any such Project will no longer be considered a Development Project following a date twelve (12) months after the first date on which a certificate of occupancy has issued or reissued for such Development Project or on which such Development Project may otherwise be lawfully occupied for its intended use.

“Drop Lots” means any parcel of land unimproved with material revenue producing buildings (e.g., other than small miscellaneous structures such as security, stacks, maintenance sheds, etc.) but which is accessible from public roads and highways, is fenced or otherwise enclosed and is paved or otherwise prepared to accept the temporary storage of tractor trailers, containers or other freight equipment.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having a combined capital and surplus of $5,000,000,000 or more, (d) the central bank of any country which is a member of the Organization for Economic Cooperation and Development, (e) any savings bank, savings and loan association or similar financial institution which (A) has a net worth of $500,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement, (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank, and (D), unless a Default shall have occurred and be continuing, has been approved by Borrower (such approval not to be unreasonably withheld or delayed) and (f) any other financial institution (including a mutual fund or other fund) approved by the Administrative Agent and, unless a Default shall have occurred and be continuing, Borrower (such approval not to be unreasonably withheld or delayed) having total assets of $500,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (e) above; provided that each Eligible Assignee must either (a) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (b) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest, and provided further that no Eligible Assignee may be a Defaulting Lender, the Borrower, an Affiliate of the Borrower, a natural person (or a holding company, investment vehicle or trust for, or operated for the primary benefit of a natural person) or any EEA Financial Institution that is, or reasonably expected to become, subject to a Bail In Action.

“Eligible Unencumbered Property” shall mean (i) any Project which does not meet the criteria below but is approved by the Required Lenders in their sole discretion or (ii) any Project which meets the following criteria:

(a) Such Project must be wholly-owned in fee simple or leased pursuant to a Qualifying Ground Lease by a Wholly-Owned Subsidiary of Borrower that is a Subsidiary Guarantor or will be added as a Subsidiary Guarantor when required hereunder.

(b) Such Project must be an industrial property consisting of one of the following property types: warehouse, distribution, flex (light manufacturing or research and development) or trans-shipment.

(c) Such Project must be located in one of the following markets: Los Angeles Area, San Francisco Bay Area, Seattle, Northern New Jersey/New York City, Washington D.C./Baltimore, or Miami Area (the “Borrower’s Target Geographic Markets”).

(d) Such Project must be free of any Liens, mortgages and pledges (other than those described in clauses (i) through (iv) of Section 6.16).

(e) Such Project may not be subject to any material environmental or structural issues, or any other environmental issues which have not been insured over, (such insurance to be subject to the reasonable determination of the Administrative Agent).

“Entity Acquisition” means any transaction, or any series of related transactions, consummated on or after the Agreement Execution Date, by which any of Parent Guarantor, Borrower or any of Borrower’s Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership, limited liability company or other entity.

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to Borrower or any Subsidiary or any of their respective assets or Projects.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee by such Subsidiary Guarantor of such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Subsidiary Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or its Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or its Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Excluded Tenant” means, as of any date, any tenant under a Lease who is then either (i) the subject of a voluntary or involuntary proceeding for relief under the Bankruptcy Code or any state bankruptcy codes or insolvency laws, unless such tenant has assumed such Lease and provided adequate assurances of future performance, all as may be required in such proceeding, or (ii) more than sixty (60) days delinquent in the payment of any installment of base rent due under such tenant’s Lease.

“Executive Order” is defined in Section 5.28.

“Facility Fee” is defined in Section 2.5(b).

“Facility Fee Percentage” means, as of any date, the percentage set forth in the column headed “Facility Fee Percentage” in Section 2.3 that is in effect on such date.

“Facility Letter of Credit” means a Letter of Credit issued pursuant to Article IIA of this Agreement, including those Letters of Credit, if any, listed on Schedule 8 attached hereto which were issued under the Original Credit Agreement and remain outstanding on the Agreement Execution Date.

“Facility Letter of Credit Fee” is defined in Section 2A.8.

“Facility Letter of Credit Obligations” means, as at the time of determination thereof, all liabilities, whether actual or contingent, of Borrower with respect to Facility Letters of Credit, including the sum of (a) the Reimbursement Obligations and (b) the aggregate undrawn face amount of the then outstanding Facility Letters of Credit.

“Facility Letter of Credit Sublimit” means $15,000,000.

“Facility Obligations” means all Obligations other than the Related Swap Obligations.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Agreement Execution Date (or any amended or successor version that is substantively comparable) and any regulations or official interpretation thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

“Fee Letter” is defined in Section 2.6.

“Fitch” means Fitch Ratings and its successors.

“Floor Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate, (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum and (iii) the LIBOR Rate (which includes the LIBOR Applicable Margin) that would apply if such day were the first day of a LIBOR Interest Period of one month plus 1.25% per annum.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fronting Exposure” means at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Commitment Percentage of the outstanding Facility Letter of Credit Obligations other than Facility Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateral or other credit support acceptable to the Issuing Lender shall have been provided in accordance with the terms of Section 10.14 hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swingline Lender shall have been provided in accordance with the terms hereof.

“Funded Percentage” means, with respect to any Lender at any time, a percentage equal to a fraction, the numerator of which is the amount actually disbursed and outstanding to Borrower by such Lender at such time and the denominator of which is the total amount disbursed and outstanding to Borrower by all of the Lenders at such time.

“Funds From Operations” shall have the meaning determined as of the Agreement Execution Date by the National Association of Real Estate Investment Trusts to be the meaning most commonly used by its members (with such adjustments thereto as may be agreed to by the Administrative Agent and Borrower if such meaning should change hereafter), but in no event shall Funds From Operations for any period be reduced on account of any deduction or amortization of acquisition costs incurred with respect to Projects acquired by Borrower or another member of the Consolidated Group.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law, and including any supra-national bodies such as the European Union or the European Central Bank.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or environmental or similar indemnities or customary so-called non-recourse carveout guarantees. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

“Indebtedness” of any Person at any date means without duplication all obligations, contingent or otherwise, which should be classified on the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, all in accordance with GAAP, including, in any event, the sum of (without double-counting), (i) all accounts payable of such obligor on such date, and (ii) all Indebtedness outstanding on such date, in each case whether Recourse, Indebtedness, Non-Recourse Indebtedness or contingent, provided, however, that amounts not drawn as Loans hereunder on such date shall not be included in calculating Consolidated Total Indebtedness, and provided, further, that (without double-counting), each of the following shall be included in Indebtedness: (a) all Guarantee Obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group); (b) all reimbursement obligations of such Person for letters of credit and other contingent liabilities (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group); (c) all amounts of bonds posted by such obligor guaranteeing performance or payment obligations; (d) all lease obligations (under Capitalized Leases) (e) all liabilities of such obligor as a partner, member or the like for liabilities (whether such liabilities are Recourse, Indebtedness, Non-Recourse Indebtedness or contingent obligations of the applicable partnership or other Person) of Investment Affiliates or other Person in which any of them have an equity interest, which liabilities are for borrowed money or any of the matters listed in clauses (a), (b), (c) or (d) above; (f) any Net Mark-to-Market Exposure and (g) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof. For purposes hereof, the amount of borrowed money shall equal the sum of (1) the amount of borrowed money as determined in accordance with GAAP plus (2) the amount of those contingent liabilities for borrowed money set forth in subsections (a) through (d) above, but shall exclude any adjustment for so-called “straight-line interest accounting”.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower, Parent Guarantor or any Subsidiary Guarantor under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Intellectual Property” is defined in Section 5.21.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, holds an ownership interest whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

“Investment Grade Rating” means a Credit Rating of BBB-/Baa3/BBB- or higher from any of S&P, Moody’s or Fitch, respectively.

“Investment Grade Rating Date” means the date on which Borrower receives at least one Investment Grade Rating.

“Issuance Date” is defined in Section 2A.4(a)(2).

“Issuance Notice” is defined in Section 2A.4(c).

“Issuing Bank” means, with respect to each Facility Letter of Credit, the Lender which issues such Facility Letter of Credit. KeyBank shall be the sole Issuing Bank.

“Joinder” is defined in Section 2.22(ii).

“Leased Rate” means with respect to a Project at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Project leased by tenants that are not Affiliates of the Borrower (unless approved by the Required Lenders), pursuant to Leases in place of the time of the acquisition of such Project by Borrower or its Subsidiary or entered into thereafter in accordance with the provisions of this Agreement as to which no monetary default exists and has continued unremedied for 60 or more days to (b) the aggregate net rentable square footage of such Project.

“Leases” shall mean, collectively, all leases, subleases and similar occupancy agreements affecting any Unencumbered Property, or any part thereof, now existing or hereafter executed and all material amendments, material modifications or supplements thereto.

“Lenders” means the lending institutions listed on the signature pages of this Agreement, their respective successors and assigns, any other lending institutions that subsequently become parties to this Agreement.

“Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Letter of Credit Collateral Account” is defined in Section 2A.9.

“Letter of Credit Request” is defined in Section 2A.4(a).

“Leverage Based Pricing Grid” is defined in Section 2.3.

“Leverage Ratio” means, as of any date, the ratio of Consolidated Total Indebtedness to Consolidated Gross Asset Value.

“LIBOR Advance” means an Advance that bears interest at the LIBOR Rate.

“LIBOR Applicable Margin” means, as of any date with respect to any LIBOR Interest Period, the applicable per annum amount then in effect pursuant to Section 2.3 hereof.

“LIBOR Base Rate” means, for any LIBOR Advance for any LIBOR Interest Period, the average rate as shown in Reuters Screen LIBOR 01 Page (or any successor service, or if such Person no longer reports such rate as determined by the Administrative Agent, by another commercially available source providing such quotations approved by the Administrative Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) Business Days prior to the first day of such LIBOR Interest Period with a maturity approximately equal to such LIBOR Interest Period and in an amount approximately equal to the amount to which such LIBOR Interest Period relates. Notwithstanding the foregoing, if such average rate shown on Reuters Screen LIBOR01 Page (or any successor service designated pursuant to this definition) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBOR Interest Period” means, with respect to each amount bearing interest at a LIBOR based rate, a period of one, two or three months, commencing on a Business Day, as selected by Borrower; provided, however, that (i) any LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall continue to and end on the next succeeding Business Day, unless the result would be that such LIBOR Interest Period would be extended to the next succeeding calendar month, in which case such LIBOR Interest Period shall end on the next preceding Business Day and (ii) any LIBOR Interest Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such LIBOR Interest Period would otherwise end shall instead end on the last Business Day of such calendar month.

“LIBOR Loan” means a Loan which bears interest at a LIBOR Rate.

“LIBOR Rate” means, for any LIBOR Interest Period, the sum of (A) the LIBOR Base Rate applicable thereto and (B) the LIBOR Applicable Margin.

“Lien” means any lien (statutory or other), mortgage, pledge, encumbrance, priority or any other type of security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any Capitalized Lease).

“Loan” means, with respect to a Lender, such Lender’s portion of any Advance.

“Loan Documents” means this Agreement, the Notes, the Parent Guaranty, the Subsidiary Guaranty, and any other document from time to time evidencing or securing indebtedness incurred by Borrower under this Agreement, as any of the foregoing may be amended or modified from time to time.

“Loan Parties” means, collectively, Borrower, the Parent Guaranty, and the Subsidiary Guarantors.

“Management Fees” means, with respect to each Project for any period, an amount equal to (i) the actual management fees payable with respect thereto for such period if the property manager of such Project is a third party and not Borrower or an Affiliate of Borrower or (ii) three percent (3.0%) of the aggregate net and other revenue due under the Leases at such Project for such period if the property manager is the Borrower or an Affiliate of Borrower.

“Material Adverse Effect” means, in the Administrative Agent’s reasonable discretion, a material adverse effect on (i) the business, Property or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the Note or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” means, with respect to any Project for any period, property rental and other income attributable to such Project accruing for such period minus all expenses and other proper charges incurred in connection with the operation of such Project (including, without limitation, real estate taxes, Management Fees, payments under ground leases and bad debt expenses) during such period; but, in any case, before payment of or provision for debt service charges for such period, income taxes for such period, capital expenses for such period, and depreciation, amortization, and other non-cash expenses for such period, all as determined in accordance with GAAP (except that (a) any rent leveling adjustments and (b) any SFAS 141 amortization shall be excluded from rental income).

“Non-Recourse Exclusions” means with respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (a) are based on fraud, intentional or material misrepresentation, misapplication of funds, gross negligence or willful misconduct, (b) result from intentional mismanagement of or waste at the Property securing such Non-Recourse Indebtedness, (c) arise from the presence of Hazardous Substances on the Property securing such Non-Recourse Indebtedness, (d) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document) or (e) result from the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.

“Non-Recourse Indebtedness” means with respect to a Person, (a) Indebtedness in respect of which recourse for payment is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness (except for Non-Recourse Exclusions until a claim is made with respect thereto, and then such Indebtedness shall not constitute Non-Recourse Indebtedness only to the extent of the amount of such claim) or (b) if such Person is a Single Asset Entity, any Indebtedness of such Person. A loan secured by multiple properties owned by Single Asset Entities shall be considered Non-Recourse Indebtedness of such Single Asset Entities even if such Indebtedness is cross-defaulted and cross-collateralized with the loans to such other Single Asset Entities.

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” means a promissory note, in substantially the form of Exhibit B hereto, duly executed by Borrower and payable to a Lender in the amount of its Term Commitment and/or Revolving Commitment, as the case may be, including any amendment, modification, renewal or replacement of such promissory note.

“Notice of Assignment” is defined in Section 12.3(ii).

“Obligations” means the Advances, the Facility Letter of Credit Obligations, the Related Swap Obligations and all accrued and unpaid fees and all other obligations of Borrower to the Administrative Agent or the Lenders arising under this Agreement or any of the other Loan Documents, provided, however, that the definition of ‘Obligations’ shall not create any guarantee by any Subsidiary Guarantor of any Excluded Swap Obligations of such Subsidiary Guarantor for purposes of determining any obligations of any Subsidiary Guarantor.

“Occupancy Percentage” means, as of any date, with respect to any Project or group of Projects, the percentage of the total rentable area of such Project or Projects that is then demised under a Lease to tenants who are not an Affiliate of the Borrower and who took initial occupancy of their demised spaces under such Leases (even if any such space is then vacant), but excluding from such calculation space demised to any tenant who is then an Excluded Tenant.

“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control.

“Original Credit Agreement” is defined in the Recitals hereto.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Facility Amount” means, at any time, the sum of the Outstanding Revolver Amount and all then-outstanding Term Advances.

“Outstanding Revolver Amount” means, at any time, the sum of all then-outstanding Revolving Advances and Facility Letter of Credit Obligations.

“Parent Guarantor” means Terreno Realty Corporation, a Maryland corporation organized under the laws of the State of Delaware, and its successors and assigns.

“Parent Guaranty” means the guaranty executed and delivered as of the Agreement Execution Date by the Parent Guarantor, as the same may be amended, supplemented or otherwise modified from time to time.

“Participant Register” is defined in Section 12.2(iii).

“Participants” is defined in Section 12.2(i).

“Payment Date” means, with respect to the payment of interest accrued on any Advance, the first day of each calendar month.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Percentage” means for each Lender the ratio that such Lender’s combined Revolving Commitment and Term Commitment bears to the Aggregate Commitment, expressed as a percentage.

“Permitted Acquisitions” are defined in Section 6.15.

“Permitted Liens” are defined in Section 6.16.

“Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Borrower or any member of the Controlled Group may have any liability.

“Preferred Dividends” means, for any period, with respect to any entity, dividends or other distributions which are payable to holders of any ownership interests in such entity which entitle the holders of such ownership interests to be paid on a preferred basis prior to dividends or other distributions to the holders of other types of ownership interests in such entity.

“Prime Rate” means a rate per annum equal to the prime rate of interest publicly announced from time to time by KeyBank or its parent as its prime rate (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

“Prohibited Person” is defined in Section 5.28.

“Project” means any real estate asset operated or intended to be operated as an industrial property.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Proposed Unencumbered Property” is defined in Section 2.22.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as such an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Ground Lease” means a ground lease that has (i) a remaining term of at least twenty-five (25) years including, for this purpose, any renewal option exercisable at the sole option of the ground lessee thereunder, with no veto or approval rights by the ground lessor or any lender to such ground lessor, (ii) can be mortgaged without the consent of the ground lessor thereunder, (iii) contains customary leasehold mortgagee protection rights reasonably satisfactory to the Administrative Agent; (iv) can be transferred without the consent of the ground lessor thereunder (or if consent of such ground lessor is required, such consent is subject to either an express reasonableness standard or an objective financial standard for the transferee that is reasonably satisfactory to the Administrative Agent); and (v) that the tenant under the ground lease is entitled to all insurance proceeds and condemnation awards (other than the amount attributable to landlord’s fee interest in the land if an adjustment in rent is provided for in connection therewith).

“Qualifying Unencumbered Property” means any Eligible Unencumbered Property which, as of any date of determination, has been approved by the Administrative Agent for inclusion in the Unencumbered Property Pool as provided in Section 2.22(i), provided that such Eligible Unencumbered Property: (a) is not, nor is any of Borrower’s direct or indirect ownership interests in the Subsidiary Guarantor owning such Project, subject to any Negative Pledge or any Lien other than Permitted Liens set forth in Sections 6.16(i) through 6.16(iv); (b) had an Occupancy Percentage of at least 65% at the time it was added to the Unencumbered Property Pool, and (c) is then in compliance with all of the representations and warranties made by Borrower under Section 5.20 with respect to such Eligible Unencumbered Property.

“Ratings Based Pricing Grid” is defined in Section 2.3.

“Recipient” means the Administrative Agent and any Lender.

“Register” is defined in Section 12.3(iii).

“Recourse Indebtedness” means any Indebtedness of Borrower or any other member of the Consolidated Group other than Non-Recourse Indebtedness.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means at any time, the aggregate of the obligations of Borrower to the Lenders, the Issuing Bank and the Administrative Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuing Bank and the Administrative Agent under or in respect of the Facility Letters of Credit.

“Related Swap Obligations” means, as of any date, all of the obligations of Borrower arising under any then outstanding Swap Contracts entered into between Borrower and any Lender or Affiliate of any Lender.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate having at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 2/3% of the aggregate unpaid principal amount of the outstanding Advances and Facility Letter of Credit Obligations, provided that (i) the Commitments of, and Advances made by, any Lender which is a Defaulting Lender shall be excluded from the calculations of the Aggregate Commitment and aggregate Advances and Facility Letter of Credit Obligations for such purposes during the period that such Lender is a Defaulting Lender, and (ii) at such times as there are less than four (4) Lenders hereunder, the “Required Lenders” must also include at least two of such Lenders even if one Lender holds more than 66 2/3% of the Aggregate Commitment or aggregate Advances and Facility Letter of Credit Obligations.

“Revolving Advance” means any Advance comprised only of Revolving Loans.

“Revolving Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans and issue Facility Letters of Credit not exceeding the applicable amount set forth on Schedule I, as such amount may be modified from time to time pursuant to the terms hereof.

“Revolving Facility Termination Date” means August 1, 2020, as such date may be extended pursuant to Section 2.23.

“Revolving Lender” means, as of any date, a Lender holding a Revolving Commitment.

“Revolving Loan” means any Loan made pursuant to a Revolving Commitment.

“Revolving Note” means the Note which evidences a Revolving Lender’s Revolving Commitment.

“Revolving Percentage” means, as of any date for each Revolving Lender, the ratio that such Revolving Lender’s then-current Revolving Commitment bears to the then-current total amount of all Revolving Commitments, expressed as a percentage.

“Sanctions Laws and Regulations” means any applicable sanctions, prohibitions or requirements imposed by any applicable executive order or by any applicable sanctions program administered by OFAC, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Indebtedness” means any Indebtedness of Borrower or any other member of the Consolidated Group which is secured by a Lien on a Project, any ownership interests in any Person or any other assets which had, in the aggregate, a value in excess of the amount of such Indebtedness at the time such Indebtedness was incurred.

“Single Asset Entity” means a bankruptcy remote, single purpose entity which is a Subsidiary of Borrower and which is not a Subsidiary Guarantor which owns real property and related assets which are security for Indebtedness of such entity, and which Indebtedness does not constitute Indebtedness of any other Person except as provided in the definition of Non-Recourse Indebtedness (except for Non-Recourse Exclusions).

“Single Employer Plan” means a Plan maintained by Borrower or any member of the Controlled Group for employees of Borrower or any member of the Controlled Group.

“S&P” means Standard & Poor’s Ratings Group and its successors.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Borrower.

“Subsidiary Guarantor” means each Wholly-Owned Subsidiary of Borrower which owns an Unencumbered Property and therefore is required to execute or join in the Subsidiary Guaranty pursuant to Section 6.13.

“Subsidiary Guaranty” means the guaranty executed and delivered as of the Agreement Execution Date by those Subsidiaries of Borrower listed on Schedule 5 and such other Wholly-Owned Subsidiaries as may hereafter be obligated to join in such guaranty as provided in Section 6.13, as the same may be amended, supplemented or otherwise modified from time to time.

“Substantial Portion” means, with respect to the Property of Borrower and its Subsidiaries, Property which represents more than 10% of then-current Consolidated Gross Asset Value.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Advances” means, as of any date, collectively, all Swingline Loans then outstanding under this Facility.

“Swingline Commitment” means the obligation of the Swingline Lender to make Swingline Loans not exceeding $15,000,000, which is included in, and is not in addition to, the Swingline Lender’s total Commitment hereunder.

“Swingline Lender” shall mean KeyBank National Association, in its capacity as a Lender, and at the option of a new Administrative Agent, any successor Administrative Agent.

“Swingline Loan” means a loan made by the Swingline Lender pursuant to Section 2.16 hereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Advance” means any Advance comprised solely of Term A Loans.

“Term A Loan” means any Loan made pursuant to a Term A Loan Commitment.

“Term A Loan Commitment” means, for each Lender, as of any date, the obligation of such Lender to make Term A Loans not exceeding the amount of its applicable “Term A Loan Commitment”, set forth on Schedule 1, as such amount may be modified from time to time pursuant to the terms hereof.

“Term A Loan Facility” means the term facility with an aggregate commitment of up to $50,000,000 maturing on the Term A Loan Facility Termination Date.

“Term A Loan Facility Termination Date” shall mean August 1, 2021.

“Term Advance” means either a Term A Advance or a Term B Advance.

“Term B Advance” means any Advance comprised solely of Term B Loans.

“Term B Loan” means any Loan made pursuant to a Term B Loan Commitment.

“Term B Loan Commitment” means, for each Lender, as of any date, the obligation of such Lender to make Term B Loans not exceeding the applicable amount of its “Term B Loan Commitment”, set forth on Schedule 1, as such amount may be modified from time to time pursuant to the terms hereof.

“Term B Loan Facility” means the term facility with an aggregate commitment of up to $100,000,000 maturing on the Term B Loan Facility Termination Date.

“Term B Loan Facility Termination Date” shall mean January 15, 2022.

“Term Facility Termination Date” shall mean either the Term A Loan Facility Termination Date or the Term B Loan Facility Termination Date.

“Term Lender” means as of any date, a Lender holding either a Term A Loan Commitment or a Term B Loan Commitment or any combination thereof.

“Term Loan” means either a Term A Loan or a Term B Loan.

“Term Loan Commitment” means, for each Lender, as of any date, the sum of such Lender’s Term A Loan Commitment and Term B Loan Commitment.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Base Rate Advance or LIBOR Advance and as either a Revolving Advance, a Term A Advance or a Term B Advance.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

“Unimproved Land” means, as of any date, any land which (i) is not appropriately zoned for industrial development, (ii) does not have access to all necessary utilities or (iii) does not have access to publicly dedicated streets, unless such land has been designated in writing by Borrower in a certificate delivered to the Administrative Agent as land that is reasonably expected to satisfy all such criteria within twelve (12) months after such date, but excluding in any event any land which qualifies as a Drop Lot.

“Unencumbered Property” means, as of any date, any Qualifying Unencumbered Property which has not been released from the Unencumbered Property Pool in accordance with Section 2.22(iii) hereof.

“Unencumbered Property Addition Transaction” is defined in Section 2.22(ii).

“Unencumbered Property Pool” means, as of any date, all Qualifying Unencumbered Properties as of such date.

“Unencumbered Property Pool Leverage Ratio” means the Unsecured Indebtedness divided by Unencumbered Property Pool Value, expressed as a percentage.

“Unencumbered Property Pool NOI” means the Net Operating Income of Borrower attributable to all Unencumbered Properties owned by a Wholly-Owned Subsidiary of Borrower as of such date, but excluding any portion of such Net Operating Income attributable to a tenant who is an Excluded Tenant as of such date.

“Unencumbered Property Pool Value” means, as of any date, the sum of (x) the most recent two (2) full fiscal quarters of Unencumbered Property Pool NOI attributable to all Unencumbered Properties owned by a Wholly Owned Subsidiary of Borrower as of such date of determination which have been owned by such Subsidiary for the most recent four (4) full fiscal quarters for which financial results of Borrower have been reported, multiplied by two (2), with the product thereof divided by the Capitalization Rate plus (y) the aggregate cost value basis of all Unencumbered Properties owned by a Wholly-Owned Subsidiary of Borrower as of such date of determination which were not so owned for such period of four (4) consecutive full fiscal quarters. Notwithstanding the foregoing, for purposes of calculating the amount of Unencumbered Property Pool NOI to be used in clause (x) of the preceding sentence of this definition, (A) no Unencumbered Property shall be deemed to have Net Operating Income of less than zero for any period and (B) if any Unencumbered Property is subject to a Lease which has commenced but provides for an initial period of rent abatement or reduction that falls in whole or in part within the period on which Unencumbered Property Pool NOI is being calculated, the Net Operating Income attributable to such Unencumbered Property for such initial abatement or reduction period shall be determined as if the rental income for such Unencumbered Property included rents paid at the rental rate that will be payable under such Lease during the first full calendar month immediately following such period, provided that (i) no such period of deemed increase shall continue for longer than the first twenty percent (20%) of the initial term of such Lease and (ii) the portion of Unencumbered Property Pool Value attributable to Unencumbered Properties which have Unencumbered Property Pool NOI then deemed to be increased under this clause (B) shall not at any time constitute more than fifteen percent (15%) of total Unencumbered Property Pool Value.

“Unencumbered Property Release Transaction” is defined in Section 2.22(iii).

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unrestricted Cash and Cash Equivalents” means, in the aggregate, all cash and Cash Equivalents which are not pledged or otherwise restricted for the benefit of any creditor and which are owned by the Borrower or another member of the Consolidated Group, to be valued for purposes of this Agreement at 100% of its then-current book value, as determined under GAAP.

“Unsecured Debt Service Coverage” means, as of any date, the then-current Adjusted Unencumbered Property Pool NOI divided by the then-current Unsecured Interest Expense.

“Unsecured Indebtedness” means, as of any date of determination, the aggregate principal amount of Consolidated Total Indebtedness outstanding at such date that is not secured by a Lien evidenced by a mortgage, deed of trust, assignment of partnership interests or other security interest. Notwithstanding the foregoing, Unsecured Indebtedness shall include Recourse Indebtedness that is secured solely by partnership or other ownership interests in any Subsidiary or Investment Affiliate that owns a Project that is encumbered by a mortgage securing Indebtedness.

“Unsecured Interest Expense” means, as of any date, an annualized amount determined by multiplying two (2) times the Consolidated Interest Expense attributable to the Unsecured Indebtedness of Borrower, Parent Guarantor and the Subsidiary Guarantors for the two (2) most recent full fiscal quarters of Borrower for which financial results have been reported.

“Unused Revolver Fee” is defined in Section 2.5(a).

“Unused Revolver Fee Percentage” means, with respect to any day during a calendar quarter, (i) 0.20% per annum, if the sum of the Revolving Advances and Facility Letter of Credit Obligations outstanding on such day is 50% or more of the Aggregate Revolving Commitment on such day or (ii) 0.25% per annum if the sum of the Revolving Advances and Facility Letter of Credit Obligations outstanding on such day is less than 50% of the Aggregate Revolving Commitment on such day.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning given to such term in Section 3.5(g)(ii)(B)(iii).

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Withholding Agent” means Borrower, Parent Guarantor and Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II.

THE CREDIT

2.1. Generally. Subject to the terms and conditions of this Agreement, Lenders severally agree (A) to make Advances through the Administrative Agent to Borrower (i) in the case of the Term A Advance, in a single disbursement which was previously made in full under the Original Credit Agreement, (ii) in the case of a Term B Advance, in two disbursements, which were previously made in full under the Original Credit Agreement as “Term C Advances” thereunder, and (iii) in the case of Revolving Advances, from time to time from and after the Agreement Execution Date and prior to the Revolving Facility Termination Date, and (B) to support the issuance of the Facility Letters of Credit under Article IIA of this Agreement, provided that the making of any such Advance or the issuance of any such Facility Letter of Credit will not:

(i) cause the then-current Outstanding Facility Amount to exceed the then-current Aggregate Commitment; or

(ii) cause the then-current Outstanding Revolving Amount to exceed the then-current Aggregate Revolving Commitment; or

(iii) cause the aggregate amount of Term A Advances to exceed the then-current aggregate Term A Loan Commitments; or

(iv) cause the aggregate amount of Term B Advances to exceed the then-current aggregate Term B Loan Commitments; or

(v) cause the then-current Outstanding Facility Amount to exceed sixty percent (60%) of the then-current Unencumbered Property Pool Value; or

(vi) cause the then-current outstanding Swingline Advances to exceed the Swingline Commitment; or

(vii) cause the then outstanding Facility Letters of Credit Obligations to exceed the Facility Letter of Credit Sublimit.

The Advances may be Swingline Advances or ratable Base Rate Advances and ratable LIBOR Advances. Each applicable Lender shall fund its Percentage of each such Advance (other than a Swingline Advance which shall be funded solely by the Swingline Lender) and no Lender will be required to fund any amounts which, (A) when aggregated with such Lender’s Revolving Percentage of all Revolving Advances then outstanding and of all Facility Letter of Credit Obligations would exceed such Lender’s then-current Revolving Commitment, or (B) when aggregated with such Lender’s Term A Percentage of all Term A Advances then outstanding, would exceed such Lender’s then-current Term A Commitment or (C) when aggregated with such Lender’s Term B Percentage of all Term B Advances then outstanding, would exceed such Lender’s then-current Term B Commitment. This facility (“Facility”) is both a term loan and a revolving credit facility. Once repaid the Term Advances may not be reborrowed. Subject to the provisions of this Agreement, Borrower may request Revolving Advances hereunder from time to time, repay such Revolving Advances and reborrow Revolving Advances at any time prior to the Revolving Facility Termination Date.

2.2. Termination or Increase in Aggregate Commitment. Borrower shall have the right, upon at least three (3) business days’ notice, to terminate or cancel, in whole or in part, the unused portion of the Aggregate Revolving Commitment in excess of the Outstanding Revolving Facility Amount, provided that each partial reduction shall be in a minimum amount of $1,000,000 or any whole multiple of $250,000 in excess thereof. Any such reduction in the Aggregate Revolving Commitment shall be applied to reduce the Revolving Commitment of each Lender then holding a Revolving Commitment on a pro rata basis in accordance with their respective Revolving Commitments. Once terminated or reduced, the Revolving Commitments may not be reinstated or increased thereafter. Provided Borrower has not exercised any right to terminate or reduce the Revolving Commitments, Borrower shall also have the right from time to time, provided no Default or Unmatured Default has occurred and is then continuing, to increase the Aggregate Commitment up to a maximum of $600,000,000 by either adding new lenders as Lenders (subject to the Administrative Agent’s prior written approval of the identity of such new lenders) or obtaining the agreement, which shall be at such Lender’s or Lenders’ sole discretion, of one or more of the then current Lenders to increase its or their Commitments. Each such increase may apply to the Revolving Commitments, the Term A Loan Commitments, or the Term B Loan Commitments, as may be determined by Borrower and the Lenders providing such increase. On the effective date of any such increase, Borrower shall pay to the Administrative Agent any amounts due to it under the Fee Letter and to each new lender or then-current Lender providing such additional Commitment the up-front fee agreed to between Borrower and such party. Such increases shall be evidenced by the execution and delivery of an Amendment Regarding Increase in the form of Exhibit A attached to this Agreement by Borrower, the Administrative Agent and the new lender or existing Lender providing such additional Commitment, a copy of which shall be forwarded to each Lender by the Administrative Agent promptly after execution thereof. On the effective date of each such increase in the Aggregate Commitment, Borrower and the Administrative Agent shall cause the new or existing Lenders providing such increase to hold its or their Percentage of all applicable Advances outstanding at the close of business on such day, including, in the case of increases in the Aggregate Revolving Commitment, by funding more than its or their Percentage of new Revolving Advances made on such date or by purchasing shares of outstanding Revolving Loans held by the other Lenders or by a combination thereof, provided that all conditions to such funding under this Agreement are satisfied, including without limitation the certificate referenced in Section 4.2(iii) hereof. The Lenders agree to cooperate in any required sale and purchase of outstanding Revolving Loans to achieve such result. In no event shall the Aggregate Commitment exceed $600,000,000 without the approval of all of the Lenders.

2.3. Applicable Margins. Prior to the Investment Grade Rating Date, the interest due hereunder with respect to the Advances shall vary from time to time and shall be determined by reference to the Type of Advance and the then-current Leverage Ratio. Any such change in the Applicable Margin shall be made on the fifth (5th) day subsequent to the date on which the Administrative Agent receives a compliance certificate pursuant to Section 6.1(iv) with respect to the preceding fiscal quarter of Borrower, provided that the Administrative Agent does not object to the information provided in such certificate and provided further that if any such compliance certificate has not been delivered by the date required under Section 6.1(iv) and remains undelivered for five (5) business days after written notice thereof from the Administrative Agent, the Applicable Margins shall accrue as if the Leverage Ratio were in excess of 55% until such delivery occurs. Such changes shall be given prospective effect only, and no recalculation shall be done with respect to interest or Letter of Credit Fees accrued prior to the date of such change in the Applicable Margin. If any such compliance certificate shall later be determined to be incorrect and as a result a higher Applicable Margin should have been in effect for any period, Borrower shall pay to the Administrative Agent for the benefit of the Lenders all additional interest and fees which would have accrued if the original compliance certificate had been correct, as shown on an invoice to be prepared by the Administrative Agent and delivered to Borrower, on the next Payment Date following delivery of such invoice. The per annum Applicable Margins that will be either added to the Floor Base Rate to determine the Base Rate or added to LIBOR Base Rate (as adjusted for any Reserve Requirement) to determine the LIBOR Rate for any LIBOR Interest Period (the “Leverage Based Pricing Grid”) shall be determined as follows:

Revolving Credit Facility:

Leverage Ratio	LIBOR Applicable Margin	Base Rate Applicable Margin
> 55% but ≤ 60%	1.90%	0.90%
> 50% but ≤ 55%	1.70%	0.70%
> 45% but ≤ 50%	1.55%	0.55%
> 40% but ≤ 45%	1.50%	0.50%
≤ 40%	1.35%	0.35%

Term A Loan Facility and Term B Loan Facility:

Leverage Ratio	LIBOR Applicable Margin	Base Rate Applicable Margin
> 55% but ≤ 60%	1.85%	0.85%
> 50% but ≤ 55%	1.65%	0.65%
> 45% but ≤ 50%	1.50%	0.50%
> 40% but ≤ 45%	1.45%	0.45%
≤ 40%	1.30%	0.30%

On and at all times after the Investment Grade Rating Date, at the one-time irrevocable election of the Borrower, the Applicable Margins thereafter shall vary from time to time and shall be determined by reference to the Type of Advance and the then-current Credit Ratings of Borrower, and the Facility Fee Percentage shall be similarly determined. The change from the Leverage Based Pricing Grid above to the Rating Based Pricing Grid below shall be effective as of the first day of the first calendar month immediately following the month in which the Administrative Agent receives written notice delivered by the Borrower that it has achieved such Investment Grade Ratings. Any subsequent change in any of the Borrower’s Credit Ratings which would cause a different level to be applicable shall be effective as of the first day of the first calendar month immediately following the month in which the Administrative Agent receives written notice delivered by the Borrower that such change in a Credit Rating has occurred; provided, however, if the Borrower has not delivered the notice required but the Administrative Agent becomes aware that any of the Borrower’s Credit Ratings have changed, then the Administrative Agent shall adjust the level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware of such change in Borrower’s Credit Ratings. The per annum Applicable Margins that will be either added to the Alternate Base Rate to determine the Floating Rate or added to LIBOR Base Rate (as adjusted for any Reserve Requirement) to determine the LIBOR Rate for any LIBOR Interest Period and the Facility Fee Percentage (the “Ratings Based Pricing Grid”) shall be determined as follows:

Ratings Based Pricing Grid

Revolving Credit Facility

Credit Rating (S&P/Fitch or Moody’s)	LIBOR Applicable Margin	Base Rate Applicable Margin	Facility Fee Percentage
At least A- or A3	0.875%	0.00%	0.125%
At least BBB+ or Baa1	0.925%	0.00%	0.15%
At least BBB or Baa2	1.05%	0.05%	0.20%
At least BBB- or Baa3	1.25%	0.25%	0.25%
Below BBB- and Baa3	1.55%	0.55%	0.30%

Ratings Based Pricing Grid

Term A Loan Facility and Term B Loan Facility

Credit Rating (S&P/Fitch or Moody’s)	LIBOR Applicable Margin	Base Rate Applicable Margin
At least A- or A3	0.90%	0.00%
At least BBB+ or Baa1	0.95%	0.00%
At least BBB or Baa2	1.10%	0.10%
At least BBB- or Baa3	1.35%	0.35%
Below BBB- and Baa3	1.75%	0.75%

During any period for which the rating agencies assign Credit Ratings which correspond to three different levels in the Ratings Based Pricing Grid, the Applicable Margins and Facility Fee Percentage (if applicable) will be determined by (A) the highest Credit Rating, if the Credit Ratings differ by only one level and (B) the average of the two highest Credit Ratings, if the Credit Ratings differ by two or more levels (unless the average of such two highest Credit Ratings is not a recognized level, in which case the Applicable Margin will be based on the level corresponding to the second highest Credit Rating). During any period for which the rating agencies assign Credit Ratings which correspond to two different levels in the Ratings Based Pricing Grid the Applicable Margins and Facility Fee Percentage (if applicable) will be determined by (A) the highest Credit Rating, if the Credit Ratings differ by only one level and (B) the median of the two Credit Ratings, if the Credit Ratings differ by two or more levels (unless the median of such two Credit Ratings is not a recognized level, in which case the Applicable Margin will be based on the level which is one (1) level below the level corresponding to the higher of such Credit Ratings). During any period for which the Borrower has received a Credit Rating from only one Rating Agency, the Applicable Margin shall be determined based on such Credit Rating so long as such Credit Rating is from either S&P or Moody’s, and otherwise at the “Below BBB- and Baa3” level.

2.4. Final Principal Payment. Any outstanding Revolving Advances and all other unpaid Obligations allocated by the Administrative Agent thereto shall be paid in full by Borrower on the Revolving Facility Termination Date. All outstanding Term A Advances and Term B Advances, and all other unpaid Obligations allocated by the Administrative Agent to each such Type of Term Advance, shall be paid in full by Borrower on the applicable Term Facility Termination Date.

2.5. Unused and Facility Fees.

(a) Borrower agrees to pay to the Administrative Agent for the account of each Lender holding a Revolving Commitment an unused revolver fee (the “Unused Revolver Fee”) equal to an aggregate amount computed on a daily basis for each calendar quarter by multiplying the Unused Revolver Fee Percentage applicable to such day, calculated as a per diem rate, times the excess of the Aggregate Revolving Commitment over the Outstanding Revolving Facility Amount on such day of such calendar quarter. The Unused Revolver Fee shall be payable quarterly in arrears on the third (3rd) Business Day after the last day of each calendar quarter and upon any termination of the Aggregate Revolving Commitment in its entirety. From and after the effective date of the change from the Leverage Based Pricing Grid to the Rating Based Pricing Grid as provided in Section 2.3, no further Unused Revolver Fees shall accrue hereunder.

(b) From and after the effective date of the change from the Leverage Based Pricing Grid to the Rating Based Pricing Grid as provided in Section 2.3, a facility fee (the “Facility Fee”) shall accrue and be payable by Borrower to the Administrative Agent for the account of each Lender and shall be computed on a daily basis by multiplying (i) the Facility Fee Percentage applicable to such day, expressed as a per diem rate, times (ii) the Aggregate Revolving Commitment in effect on such day. The Facility Fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter (for the prior calendar quarter) and upon any termination of the Aggregate Revolving Commitment in its entirety. Following its receipt of any such Facility Fee, Administrative Agent shall promptly pay to each Lender holding a Revolving Commitment an amount equal to such Lender’s applicable Percentage of the daily amount of such Facility Fee, based on such Lender’s Revolving Commitment on such day. The Facility Fee shall be computed on a 360 day year, and actual days elapsed.

2.6. Other Fees. Borrower agrees to pay all fees payable to the Administrative Agent in connection with this Agreement.

2.7. Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $1,000,000; provided, however, that any Base Rate Advance may be in the amount of the unused Revolving Commitments, Term A Loan Commitments or Term B Loan Commitments, as applicable.

2.8. Principal Payments.

(a) Optional. Borrower may from time to time pay, without penalty or premium, all or any part of any outstanding Base Rate Advances on not less than one (1) Business Day prior notice to the Administrative Agent. A LIBOR Advance under the Revolving Credit Facility, the Term A Loan Facility or the Term B Loan Facility may be paid on the last day of the LIBOR applicable LIBOR Interest Period or, if and only if Borrower pays any amounts due to the Lenders under Section 3.4 as a result of such prepayment, on a day prior to such last day. Unless otherwise directed by the Borrower by written notice to the Administrative Agent, all principal payments made when no Default has occurred and is continuing shall first be applied to repay all outstanding Revolving Advances, then to repay the Term A Advances and then to repay the Term B Advances. If a Default has occurred and is continuing such principal payment shall be applied on a pro rata basis to all outstanding Advances.

(b) Mandatory. Borrower shall make mandatory partial principal payments from time to time if, due to any reduction in the Unencumbered Property Pool Value or in the Unsecured Debt Service Coverage, whether by an Unencumbered Property failing to continue to satisfy the requirement for qualification as an Unencumbered Property or by a reduction in the Unencumbered Property Pool Value or the Adjusted Unencumbered Property Pool NOI attributable to any Qualifying Unencumbered Property, a violation of the covenants set forth in clauses (i) and (ii) of Section 6.21 shall occur. Such principal payments shall be in the amount needed to eliminate such violation. Such mandatory principal payments shall be due and payable (i) in the case of any reduction due to (a) reduction in the Unencumbered Property Pool NOI attributable to an Unencumbered Property or a violation of one of the limitations set forth in Section 2.22(i), ten (10) Business Days after delivery of the quarterly financial statements and Compliance Certificate under Section 6.1 evidencing such reduction or (ii) in all other cases, ten (10) Business Days after Borrower’s receipt of notice from the Administrative Agent of such failure to satisfy a requirement for qualification as an Unencumbered Property.

2.9. Method of Selecting Types and Interest Periods for New Advances. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio their respective Revolving Commitment, Term A Loan Commitment or Term B Loan Commitment bears to the Aggregate Revolving Commitment, total Term A Loan Commitments or total Term B Loan Commitments, as the case may be, except for Swingline Loans which shall be made by the Swingline Lender in accordance with Section 2.16. Borrower shall select the Type of Advance and, in the case of each LIBOR Advance, the LIBOR Interest Period applicable thereto from time to time. Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) in the form attached as Exhibit F (i) not later than 3:00 p.m. Cleveland, Ohio time on the Business Day immediately preceding the Borrowing Date of each Base Rate Advance (other than Swingline Advances), (ii) not later than 10:00 a.m. Cleveland, Ohio time, at least three (3) Business Days before the Borrowing Date for each LIBOR Advance, and (iii) not later than noon Cleveland, Ohio time on the same day as the Borrowing Date for each Swingline Advance, which shall specify:

(i) the Borrowing Date, which shall be a Business Day, of such Advance;

(ii) the aggregate amount of such Advance;

(iii) the Type of Advance selected; and

(iv) in the case of each LIBOR Advance, the LIBOR Interest Period applicable thereto.

The Administrative Agent shall promptly give each Lender notice of the contents of each Borrowing Notice received from Borrower. Each Lender shall make available its Loan or Loans, in funds immediately available in Cleveland to the Administrative Agent at its address specified pursuant to Article XIII on each Borrowing Date not later than (i) 2:00 p.m. Cleveland, Ohio time, in the case of Swingline Advances, or (ii) noon Cleveland, Ohio time in the case of all other Advances. The Administrative Agent will make the funds so received from the Lenders available to Borrower at the Administrative Agent’s aforesaid address.

No LIBOR Interest Period may end after the Term A Loan Facility Termination Date, the Term B Loan Facility Termination Date or the Revolving Facility Termination Date, as applicable to the Type of Advance involved, and, unless the Lenders otherwise agree in writing, in no event may there be more than nine (9) different LIBOR Interest Periods for LIBOR Advances outstanding at any one time.

2.10. Conversion and Continuation of Outstanding Advances. Base Rate Advances shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into LIBOR Advances. Each LIBOR Advance shall continue as a LIBOR Advance until the end of the then applicable LIBOR Interest Period therefor, at which time such LIBOR Advance shall be automatically converted into a Base Rate Advance unless Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such LIBOR Interest Period, such LIBOR Advance either continue as a LIBOR Advance for the same or another Interest Period or be converted to an Advance of another Type. Subject to the terms of Section 2.7, Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that any conversion of any LIBOR Advance shall be made on, and only on, the last day of the LIBOR Interest Period applicable thereto, that a Revolving Advance can only be converted into another Type of Revolving Advance, that a Term A Advance can only be converted into another Type of Term A Advance and that a Term B Advance can only be converted into another Type of Term B Advance. Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance to a LIBOR Advance or continuation of a LIBOR Advance not later than 10:00 a.m. (Cleveland time), at least three Business Days, in the case of a conversion into or continuation of a LIBOR Advance, prior to the date of the requested conversion or continuation, specifying:

(i) the requested date which shall be a Business Day, of such conversion or continuation;

(ii) the aggregate amount and Type of the Advance which is to be converted or continued; and

(iii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a LIBOR Advance, the duration of the LIBOR Interest Period applicable thereto.

2.11. Changes in Interest Rate, Etc. Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a LIBOR Advance into a Base Rate Advance pursuant to Section 2.10 to but excluding the date it becomes due or is converted into a LIBOR Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Base Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Base Rate Advance will take effect simultaneously with each change in the Base Rate. Each LIBOR Advance shall bear interest from and including the first day of the LIBOR Interest Period applicable thereto to (but not including) the last day of such LIBOR Interest Period at the interest rate determined as applicable to such LIBOR Advance.

2.12. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default the Required Lenders may, at their option, by notice to Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a LIBOR Rate Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each LIBOR Advance shall bear interest for the remainder of the applicable LIBOR Interest Period at the rate otherwise applicable to such LIBOR Interest Period plus 3% per annum and (ii) each Base Rate Advance shall bear interest at a rate per annum equal to the Base Rate otherwise applicable to the Base Rate Advance plus 3% per annum; provided, however, that the Default Rate shall become applicable automatically if a Default occurs under Section 7.1 or 7.2, unless waived by the Required Lenders.

2.13. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to Borrower, by noon (local time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. As provided elsewhere herein, all Lenders’ interests in the Advances and the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others. Each payment delivered to the Administrative Agent for the account of any Lender or amount to be applied or paid by the Administrative Agent to any Lender shall be paid promptly (on the same day as received by the Administrative Agent if received prior to noon (local time) on such day and otherwise on the next Business Day) by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Payments received by the Administrative Agent but not timely funded to the Lenders shall bear interest payable by the Administrative Agent at the Federal Funds Effective Rate from the date due until the date paid. The Administrative Agent is hereby authorized to charge the account of Borrower maintained with KeyBank for each payment of principal, interest and fees as it becomes due hereunder. Notwithstanding the foregoing, amounts received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to Obligations that are Excluded Swap Obligations.

2.14. Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect Borrower’s obligations under such Note. Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any Authorized Officer. Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. Upon a Lender’s furnishing to Borrower an affidavit to such effect, if a Note is mutilated, destroyed, lost or stolen, Borrower shall deliver to such Lender, in substitution therefore, a new note containing the same terms and conditions as such Note being replaced.

2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, at maturity, whether by acceleration or otherwise, and upon any termination of the Revolving Commitments in their entirety under Section 2.2 hereof. Interest, Unused Revolver Fees, Facility

Fees, Facility Letter of Credit Fees and all other fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16. Swingline Advances. In addition to the other options available to Borrower hereunder, the Swingline Commitment shall be available for Swingline Advances subject to the following terms and conditions. Swingline Advances shall be made available for same day borrowings provided that notice is given in accordance with Section 2.9 hereof. All Swingline Advances shall bear interest at the Base Rate. In no event shall the Swingline Lender be required to fund a Swingline Advance if it would increase the total aggregate outstanding Revolving Loans by Swingline Lender hereunder plus its Revolving Percentage of Facility Letter of Credit Obligations to an amount in excess of the Swingline Lender’s Revolving Commitment. No Swingline Advance may be made to repay a Swingline Advance, but Borrower may repay Swingline Advances from subsequent pro rata Advances hereunder. On the fifth (5th) day after such a Swingline Advance was made, if such Swingline Advance has not been repaid by Borrower, each Revolving Lender irrevocably agrees to purchase its Revolving Percentage of any Swingline Advance made by the Swingline Lender regardless of whether the conditions for disbursement are satisfied at the time of such purchase, including the existence of an Unmatured Default or Default hereunder provided that Swingline Lender did not have actual knowledge of such Unmatured Default or Default at the time the Swingline Advance was made and provided further that no Lender shall be required to have total outstanding Revolving Loans plus its Revolving Percentage of Facility Letters of Credit exceed its Revolving Commitment. Such purchase shall take place on the date of the request by Swingline Lender so long as such request is made by noon (Cleveland time), and otherwise on the Business Day following such request. All requests for purchase shall be in writing. From and after the date it is so purchased, each such Swingline Advance shall, to the extent purchased, (i) be treated as a Revolving Loan made by the purchasing Revolving Lenders and not by the selling Revolving Lender for all purposes under this Agreement and the payment of the purchase price by a Lender shall be deemed to be the making of a Revolving Loan by such Revolving Lender and shall constitute outstanding principal under such Revolving Lender’s Note, and (ii) shall no longer be considered a Swingline Advance except that all interest accruing on or attributable to such Swingline Advance for the period prior to the date of such purchase shall be paid when due by Borrower to the Administrative Agent for the benefit of the Swingline Lender and all such amounts accruing on or attributable to such Revolving Loans for the period from and after the date of such purchase shall be paid when due by Borrower to the Administrative Agent for the benefit of the purchasing Revolving Lenders. If prior to purchasing its Revolving Percentage of a Swingline Advance one of the events described in Section 7.7 shall have occurred and such event prevents the consummation of the purchase contemplated by preceding provisions, each Lender will purchase an undivided participating interest in the outstanding Swingline Advance in an amount equal to its Revolving Percentage of such Swingline Advance. From and after the date of each Revolving Lender’s purchase of its participating interest in a Swingline Advance, if the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment was received by the Swingline Lender and is required to be returned to Borrower, each Revolving Lender will return to the Swingline Lender any portion thereof previously distributed by the Swingline Lender to it. If any Revolving Lender fails to so purchase its Revolving Percentage of any Swingline Advance, such Revolving Lender shall be deemed to be a Defaulting Lender hereunder. Notwithstanding anything to the contrary contained in this Section 2.16, the Swingline Lender shall not be obligated to make any Swingline Loan at a time when any other Lender is a Defaulting Lender, unless the Swingline Lender is satisfied that the participation therein will otherwise be fully allocated to the Lenders that are Non-Defaulting Lenders consistent with Section 10.14 and the Defaulting Lender shall not participate therein, except to the extent the Swingline Lender has entered into arrangements with the Borrower or such Defaulting Lender that are satisfactory to the Swingline Lender in its good faith determination to eliminate the Swingline Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral.

2.17. Notification of Advances, Interest Rates and Prepayments. The Administrative Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder not later than the close of business on the Business Day such notice is received by the Administrative Agent. The Administrative Agent will notify each Lender of the interest rate applicable to each LIBOR Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Floor Base Rate.

2.18. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to Administrative Agent and Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

2.19. Non-Receipt of Funds by the Administrative Agent. Unless Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by Borrower, the interest rate applicable to the relevant Loan. If such Lender so repays such amount and interest thereon to the Administrative Agent within one Business Day after such demand, all interest accruing on the Loan not funded by such Lender during such period shall be payable to such Lender when received from Borrower.

2.20. Replacement of Lenders under Certain Circumstances. Borrower shall be permitted to replace any Lender which (a) is not capable of receiving payments without any deduction or withholding of United States federal income tax pursuant to Section 3.5, or (b) cannot maintain its LIBOR Loans at a suitable Lending Installation pursuant to Section 3.3, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any applicable legal or regulatory requirements affecting the Lenders, (ii) no Default shall have occurred and be continuing at the time of such replacement, (iii) Borrower shall repay (or the replacement bank or institution shall purchase), at par all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) Borrower shall be liable to such replaced Lender under Sections 3.4 and 3.6 if any LIBOR Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the LIBOR Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.3 (provided that Borrower shall be obligated to pay the processing fee referred to therein), (vii) until such time as such replacement shall be consummated, Borrower shall pay all additional amounts (if any) required pursuant to Section 3.5 and (viii) any such replacement shall not be deemed to be a waiver of any rights which Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.21. Usury. This Agreement and each Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.22. Unencumbered Properties. The Qualifying Unencumbered Properties which have been approved by the Lenders and the Administrative Agent as of the Agreement Execution Date and are listed on Schedule 7 attached hereto and made a part hereof.

(i) Additional Requirements for Inclusion in Unencumbered Property Pool Value. The following additional requirements shall apply to all Qualifying Unencumbered Properties (except as noted to the contrary):

(a) Occupancy Percentage. The aggregate Occupancy Percentage of all Qualifying Unencumbered Properties must equal or exceed 80.0% at all times. If such minimum would be violated at any time, the Qualifying Unencumbered Properties with the lowest Occupancy Percentages shall be eliminated from inclusion in the calculation of Unencumbered Property Pool Value, as necessary to achieve such minimum and such eliminated Qualifying Unencumbered Properties shall not be included in such calculation until their inclusion will not cause the aggregate Occupancy Percentage of all Qualifying Unencumbered Properties to be less than 80.0%.

(b) Restriction on Ground Leased Projects. Not more than ten percent (10%) of the Unencumbered Property Pool Value and not more than ten percent (10%) of the Adjusted Unencumbered Property Pool NOI may at any time be attributable to Qualifying Unencumbered Properties that are not owned in fee simple, but are instead leased under a Qualifying Ground Lease. To the extent that such percentage limitation is exceeded, such Qualifying Unencumbered Properties shall still be included in the calculations of Unencumbered Property Pool Value and of Adjusted Unencumbered Property Pool NOI, but the amounts so contributed to Unencumbered Property Pool Value and Adjusted Unencumbered Property Pool NOI shall be reduced to the extent necessary to comply with such percentage limitation.

(ii) Unencumbered Property Addition Transaction. If Borrower desires to add one or more additional Qualifying Unencumbered Properties to the Unencumbered Property Pool (an “Unencumbered Property Addition Transaction”), Borrower must deliver to the Administrative Agent not less than five (5) Business Days prior to the proposed effective date of such Unencumbered Property Addition Transaction, a compliance certificate, with accompanying calculations, which shall be subject to Administrative Agent’s review and reasonable approval, on behalf of the Lenders, setting forth the adjustments to the Unencumbered Property Pool Leverage Ratio and Unsecured Debt Service Coverage, and Occupancy Percentage of all Unencumbered Properties on a pro forma basis as of the date of such proposed Unencumbered Property Addition Transaction. Borrower shall thereafter submit on request by the Administrative Agent such additional information regarding the proposed addition to the Unencumbered Property Pool as Administrative Agent may reasonably request to confirm that the proposed Property is a Qualifying Unencumbered Property. Not later than 45 days after the close of each of the first three (3) fiscal quarters of the Consolidated Group, and not later than 90 days after the close of the fourth (4th) fiscal quarter of the Consolidated Group, Borrower shall cause the owner of each Qualifying Unencumbered Property which has been added to the Unencumbered Property Pool pursuant to an Unencumbered Property Addition Transaction during the immediately preceding fiscal quarter to execute and deliver to the Administrative Agent a Joinder to the Subsidiary Guaranty in the form attached as Exhibit A to the Subsidiary Guaranty (a “Joinder”) confirming that such owner has become a Subsidiary Guarantor. Notwithstanding the foregoing, (i) if any Event of Default shall occur prior to the date delivery of any such Joinder is required under the preceding sentence, such Joinder shall be delivered to the Administrative Agent not later than five (5) Business Days after such Event of Default occurs and (ii) any such owner must so execute and deliver such a Joinder to the Administrative Agent on the date of the Unencumbered Property Addition Transaction, and as a condition to the effectiveness thereof, if, as a result of such addition, the aggregate amount of Unencumbered Property Pool Value attributable (i) to Qualifying Unencumbered Properties with respect to which the owners have not yet delivered Joinders adding them as Subsidiary Guarantors and (ii) to Qualifying Unencumbered Properties owned by Wholly-Owned Subsidiaries which have been released in advance from the Subsidiary Guaranty pursuant to Section 2.22(iii)(e), would represent more than 10% of the total Unencumbered Property Pool Value as of the date of the proposed Unencumbered Property Addition Transaction. Any failure to timely deliver such a Joinder by the applicable due date shall result in the applicable Qualifying Unencumbered Property being removed immediately from the Unencumbered Property Pool.

(iii) Unencumbered Property Release Transaction. Provided no Default or Unmatured Default shall have occurred hereunder or under the other Loan Documents and be continuing (or would exist immediately after giving effect to the transactions contemplated by this Section 2.22(iii), including the covenants set forth in clauses (i) and (ii) of Section

6.21, Subsidiary may (i) sell an Unencumbered Property (or Borrower may sell its ownership interest in such Subsidiary Guarantor), (ii) contribute an Unencumbered Property (or Borrower may contribute its ownership interest in such Subsidiary Guarantor) to an existing or newly formed Investment Affiliate, (iii) create a Lien securing Indebtedness on an Unencumbered Property or (iv) request that a particular Project no longer constitutes an Unencumbered Property (for purposes of this Section, such a sale or contribution of an Unencumbered Property or the creation of such a Lien or recharacterization of such Project shall be referred to as a “Unencumbered Property Release Transaction”) upon the following terms and conditions:

(a) Borrower shall deliver to the Administrative Agent written notice of the desire to consummate such Unencumbered Property Release Transaction on or before the date that is ten (10) Business Days prior to the date on which the Unencumbered Property Release Transaction is to be effected;

(b) On or before the date that is five (5) Business Days prior to the date of the Unencumbered Property Release Transaction is to be effected, Borrower shall submit to the Administrative Agent a certificate, which shall be subject to the Administrative Agent’s review and reasonable approval, on behalf of the Lenders, setting forth the Unencumbered Property Pool Leverage Ratio and Unsecured Debt Service Coverage on a pro forma basis as of the date of the proposed Unencumbered Property Release Transaction giving effect to: (A) the Unencumbered Property Release Transaction and (B) any contemplated paydown of the Outstanding Facility Amount in connection with such Unencumbered Property Release Transaction (the “Pro Forma Calculations”);

(c) If the Pro Forma Calculations show that Borrower will be out of compliance with the covenants contained in clauses (i) and (ii) of Section 6.21 or with any of the limitations set forth in the definition of Qualifying Unencumbered Property or in this Section 2.22, Borrower shall, before the closing of the Unencumbered Property Release Transaction, either add to the Unencumbered Property Pool an additional Qualifying Unencumbered Property that causes Borrower to be in compliance with such covenants and conditions or pay down the Outstanding Facility Amount sufficiently to permit Borrower to be in compliance with those covenants and conditions;

(d) To the extent that any such sale, disposition or financing of all or a portion of a Qualifying Unencumbered Property (or of any ownership interest in a Subsidiary Guarantor owning such Qualifying Unencumbered Property) occurs as permitted by this Section 2.22, Borrower shall make a principal payment on the Notes as and to the extent required by Section 2.8(b) of this Agreement.

(e) With respect to any Subsidiary Guarantor which owns a Qualifying Unencumbered Property, if Borrower gives the Administrative Agent written notice prior to the last day of a fiscal quarter of the Consolidated Group that Borrower in good faith expects that such Qualifying Unencumbered Property will be released from the Unencumbered Property Pool during the immediately following fiscal quarter on account of an Unencumbered Property Release Transaction, Administrative Agent is hereby authorized by the Lenders to execute and deliver a release of such Subsidiary Guarantor from the Subsidiary Guaranty, effective as of the last day of such current fiscal quarter. Notwithstanding the foregoing, (i) in no event shall any such Subsidiary Guarantor be so released from the Subsidiary Guaranty in advance of the release of its Qualifying Unencumbered Property from the Unencumbered Property Pool if, as a result of such release, the aggregate amount of Unencumbered Property Pool Value attributable (A) to Qualifying Unencumbered Properties owned by all Subsidiary Guarantors so released in advance from the Subsidiary Guaranty and (B) to Qualifying Unencumbered Properties with respect to which the owners have not yet delivered Joinders joining in the Subsidiary Guaranty, would represent more than 10% of the total Unencumbered Property Pool Value as of the date of such proposed release from the Subsidiary Guaranty and (ii) if any Event of Default shall occur prior to the effective date of any such expected Unencumbered Property Release Transaction, Borrower agrees to cause the Wholly-Owned Subsidiary which owns the applicable Unencumbered Property to again join the Subsidiary Guaranty by executing and delivering to the Administrative Agent a Joinder to the Subsidiary Guaranty within five (5) Business Days after the occurrence of such Event of Default. Even though a Subsidiary Guarantor may be so released from the Subsidiary Guaranty, the Qualifying Unencumbered Property owned by such Subsidiary Guaranty will remain in the Unencumbered Property Pool until the satisfaction of all conditions to the release of such Qualifying Unencumbered Property from the Unencumbered Property Pool, including without limitation payment of any portion of the Outstanding Facility Amount which may be due under Section 2.22(iii)(c) in connection with the applicable sale, disposition or financing. If the satisfaction of all conditions to the release of such a Qualifying Unencumbered Property from the Unencumbered Property Pool does not occur within the applicable fiscal quarter as planned, Borrower hereby agrees to cause the Wholly-Owned Subsidiary which owns such unreleased Qualifying Unencumbered Property to again join in the Subsidiary Guaranty by executing and delivering to Administrative Agent a Joinder to the Subsidiary Guaranty within five (5) Business Days after the last day of such fiscal quarter.

(f) Upon the occurrence of the Unencumbered Property Release Transaction, the underlying Project shall no longer be an Unencumbered Property.

Notwithstanding anything to the contrary in this Section 2.22(iii), no Qualifying Unencumbered Property shall be released from the Unencumbered Property Pool without Required Lender approval if such release will cause the Unencumbered Property Pool to have fewer than fifteen (15) Qualifying Unencumbered Properties remaining or if it would reduce the Unencumbered Property Pool Value below $175,000,000.

2.23. Extension of Revolving Facility Termination Date. Borrower shall have one (1) option to extend the Revolving Facility Termination Date for a period of twelve (12) months, upon satisfaction of the following conditions precedent:

(i) As of the date of Borrower’s delivery of notice of its intent to exercise such option, and as of the initial Revolving Facility Termination Date, no Event of Default shall have occurred and be continuing and Borrower shall so certify in writing;

(ii) As of the date of Borrower’s delivery of notice of its intent to exercise such option, and as of the initial Revolving Facility Termination Date, all representations and warranties of Borrower are true and correct in all material respects except to the extent of changes resulting from transactions permitted by the Loan Documents and except as previously disclosed in writing by the Borrower to Administrative Agent and approved by Administrative Agent in writing, which disclosures shall be deemed to amend the schedules and other disclosures delivered as contemplated in this Agreement (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date)and Borrower shall so certify in writing;

(iii) Borrower shall provide Administrative Agent with written notice of the Borrower’s intent to exercise such option not more than ninety (90) or less than sixty (60) days prior to the initial Revolving Facility Termination Date; and

(iv) Borrower shall pay to the Administrative Agent for the account of the Revolving Lenders, along with Borrower’s notice of exercise of such option, an extension fee equal to three twentieths of one percent (0.15%) of the then-current Outstanding Revolving Facility Amount.

ARTICLE IIA

LETTER OF CREDIT SUBFACILITY

2A.1 Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, the Issuing Bank hereby agrees to issue for the account of Borrower, one or more Facility Letters of Credit in accordance with this Article IIA, from time to time during the period commencing on the Agreement Execution Date and ending on a date sixty (60) days prior to the Revolving Facility Termination Date.

2A.2 Types and Amounts. The Issuing Bank shall not:

(i) issue any Facility Letter of Credit if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Facility Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;

(ii) issue any Facility Letter of Credit if, after giving effect thereto, (1) the then applicable Outstanding Facility Amount would exceed the then current Aggregate Commitment or (2) the then-applicable Outstanding Revolving Facility Amount would exceed the then-current aggregate Revolving Commitments or (3) the Facility Letter of Credit Obligations would exceed the Facility Letter of Credit Sublimit; or

(iii) issue any Facility Letter of Credit having an expiration date, or containing automatic extension provisions to extend such date, to a date beyond the Revolving Facility Termination Date.

2A.3 Conditions. In addition to being subject to the satisfaction of the conditions contained in Article IV hereof and in the balance of this Article IIA, the obligation of the Issuing Bank to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:

(i) Borrower shall have delivered to the Issuing Bank at such times and in such manner as the Issuing Bank may reasonably prescribe such documents and materials as may be reasonably required pursuant to the terms of the proposed Facility Letter of Credit (it being understood that if any inconsistency exists between such documents and the Loan Documents, the terms of the Loan Documents shall control) and the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuing Bank as to form and content;

(ii) as of the date of issuance, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of the requested Facility Letter or Credit in particular; and

(iii) there shall not exist any Default.

2A.4 Procedure for Issuance of Facility Letters of Credit.

(a) Borrower shall give the Issuing Bank and the Administrative Agent at least three (3) Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (a “Letter of Credit Request”), such notice shall be irrevocable, except as provided in Section 2A.4(b)(i) below, and shall specify:

(1) the stated amount of the Facility Letter of Credit requested (which stated amount shall not be less than $50,000);

(2) the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit (the “Issuance Date”);

(3) the date on which such requested Facility Letter of Credit is to expire (which day shall be a Business Day not later than the first to occur of (i) the first anniversary of the Issuance Date or (ii) the last Business Day prior to the then-current Revolving Facility Termination Date);

(4) the purpose for which such Facility Letter of Credit is to be issued;

(5) the Person for whose benefit the requested Facility Letter of Credit is to be issued; and

(6) any special language required to be included in the Facility Letter of Credit.

At the time such request is made, Borrower shall also provide the Administrative Agent and the Issuing Bank with a copy of the form of the Facility Letter of Credit that Borrower is requesting be issued and shall execute and deliver the Issuing Bank’s customary letter of credit application with respect thereto. Such notice, to be effective, must be received by such Issuing Bank and the Administrative Agent not later than noon (Cleveland time) on the last Business Day on which notice can be given under this Section 2A.4(a).

(b) Subject to the terms and conditions of this Article IIA and provided that the applicable conditions set forth in Article IV hereof have been satisfied, the Issuing Bank shall, on the Issuance Date, issue a Facility Letter of Credit on behalf of Borrower in accordance with the Letter of Credit Request and the Issuing Bank’s usual and customary business practices unless the Issuing Bank has actually received (i) written notice from Borrower specifically revoking the Letter of Credit Request with respect to such Facility Letter of Credit given not later than the Business Day immediately preceding the Issuance Date, or (ii) written or telephonic notice from the Administrative Agent stating that the issuance of such Facility Letter of Credit would violate Section 2A.2. Notwithstanding anything to the contrary contained in this Section 2A.4, the Issuing Bank shall not be obligated to issue, amend, extend, renew or increase any Facility Letter of Credit at a time when any other Lender is a Defaulting Lender, unless the Issuing Bank is satisfied that the participation therein will otherwise be fully allocated to the Lenders that are Non-Defaulting Lenders consistent with Section 10.14 and the Defaulting Lender shall have no participation therein, except to the extent the Issuing Bank has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Issuing Bank in its good faith determination to eliminate the Issuing Bank’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral.

(c) The Issuing Bank shall give the Administrative Agent (who shall promptly notify Lenders) and Borrower written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility Letter of Credit (the “Issuance Notice”).

(d) The Issuing Bank shall not extend or amend any Facility Letter of Credit unless the requirements of this Section 2A.4 are met as though a new Facility Letter of Credit was being requested and issued.

2A.5 Reimbursement Obligations; Duties of Issuing Bank.

(a) The Issuing Bank shall promptly notify Borrower and the Administrative Agent (who shall promptly notify Lenders) of any draw under a Facility Letter of Credit. Any such draw shall not be deemed to be a default hereunder but shall constitute a Revolving Advance of the Facility in the amount of the Reimbursement Obligation with respect to such Facility Letter of Credit and shall bear interest from the date of the relevant drawing(s) under the pertinent Facility Letter of Credit at the Base Rate; provided that if a Default exists at the time of any such drawing(s), then Borrower shall reimburse the Issuing Bank for drawings under a Facility Letter of Credit issued by the Issuing Bank no later than the next succeeding Business Day after the payment by the Issuing Bank and until repaid such Reimbursement Obligation shall bear interest at the Default Rate.

(b) Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Issuing Bank under any resulting liability to any Lender or, provided that such Issuing Bank has complied with the procedures specified in Section 2A.4, relieve any Lender of its obligations hereunder to the Issuing Bank. In determining whether to pay under any Facility Letter of Credit, the Issuing Bank shall have no obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered in compliance, and that they appear to comply on their face, with the requirements of such Letter of Credit.

2A.6 Participation.

(a) Immediately upon issuance by the Issuing Bank of any Facility Letter of Credit in accordance with the procedures set forth in this Article IIA, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse, representation or warranty, an undivided interest and participation equal to such Revolving Lender’s Revolving Percentage in such Facility Letter of Credit (including, without limitation, all obligations of Borrower with respect thereto) and all related rights hereunder. Each Revolving Lender’s obligation to make further Revolving Loans to Borrower (other than any payments such Revolving Lender is required to make under subparagraph (b) below) or to purchase an interest from the Issuing Bank in any subsequent Facility Letters of Credit issued by the Issuing Bank on behalf of Borrower shall be reduced by such Revolving Lender’s Revolving Percentage of the undrawn portion of each Facility Letter of Credit outstanding.

(b) In the event that the Issuing Bank makes any payment under any Facility Letter of Credit and Borrower shall not have repaid such amount to the Issuing Bank pursuant to Section 2A.7 hereof, the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Lender of such failure, and each Revolving Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Revolving Lender’s Revolving Percentage of the unreimbursed amount of such payment, and the Administrative Agent shall promptly pay such amount to the Issuing Bank. A Revolving Lender’s payments of its Revolving Percentage of such Reimbursement Obligation as aforesaid shall be deemed to be a Revolving Loan by such Revolving Lender and shall constitute outstanding principal under such Revolving Lender’s Revolving Note. The failure of any Revolving Lender to make available to the Administrative Agent for the account of the Issuing Bank its Revolving Percentage of the unreimbursed amount of any such payment shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Revolving Percentage of the unreimbursed amount of any payment on the date such payment is to be made, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available to the Administrative Agent its Revolving Percentage of the unreimbursed amount of any payment on the date such payment is to be made. Any Revolving Lender which fails to make any payment required pursuant to this Section 2A.6(b) shall be deemed to be a Defaulting Lender hereunder.

(c) Whenever the Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, the Issuing Bank shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly (on the same day as received by the Administrative Agent if received prior to noon (Cleveland time) on such day and otherwise on the next Business Day) pay to each Revolving Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Revolving Lender’s Revolving Percentage thereof.

(d) Upon the request of the Administrative Agent or any Lender, the Issuing Bank shall furnish to such Administrative Agent or Lender copies of any Facility Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent or Lender.

(e) The obligations of a Revolving Lender to make payments to the Administrative Agent for the account of the Issuing Bank with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever other than a failure of any such Issuing Bank to comply with the terms of this Agreement relating to the issuance of such Facility Letter of Credit, and such payments shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

2A.7 Payment of Reimbursement Obligations.

(a) Borrower agrees to pay to the Administrative Agent for the account of the Issuing Bank the amount of all Revolving Advances for Reimbursement Obligations, interest and other amounts payable to the Issuing Bank under or in connection with any Facility Letter of Credit when due, irrespective of any claim, set-off, defense or other right which Borrower may have at any time against any Issuing Bank or any other Person, under all circumstances, including without limitation any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii) the existence of any claim, setoff, defense or other right which Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between Borrower and the beneficiary named in any Facility Letter of Credit);

(iii) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect of any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(v) the occurrence of any Default or Unmatured Default.

(b) In the event any payment by Borrower received by the Issuing Bank or the Administrative Agent with respect to a Facility Letter of Credit and distributed by the Administrative Agent to the Revolving Lenders on account of their participations is thereafter set aside, avoided or recovered from the Administrative Agent or Issuing Bank in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Revolving Lender which received such distribution shall, upon demand by the Administrative Agent, contribute such Lender’s Revolving Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank or the Administrative Agent upon the amount required to be repaid by the Issuing Bank or the Administrative Agent.

2A.8 Compensation for Facility Letters of Credit.

(a) Borrower shall pay to the Administrative Agent, for the ratable account of the Revolving Lenders (including the Issuing Bank), based upon the Revolving Lenders’ respective Revolving Percentages, a per annum fee (the “Facility Letter of Credit Fee”) as a percentage of the face amount of each Facility Letter of Credit outstanding equal to the LIBOR Applicable Margin in effect from time to time hereunder while such Facility Letter of Credit is outstanding. The Facility

Letter of Credit Fee relating to any Facility Letter of Credit shall accrue on a daily basis and shall be due and payable in advance on the Issuance Date of such Facility Letter of Credit and on the first Business Day of each calendar quarter following the issuance of such Facility Letter of Credit. The Administrative Agent shall promptly (on the same day as received by the Administrative Agent if received prior to noon (Cleveland time) on such day and otherwise on the next Business Day) remit such Facility Letter of Credit Fees, when paid, to the other Revolving Lenders in accordance with their Revolving Percentages thereof. Borrower shall not have any liability to any Revolving Lender for the failure of the Administrative Agent to promptly deliver funds to any such Revolving Lender and shall be deemed to have made all such payments on the date the respective payment is made by Borrower to the Administrative Agent, provided such payment is received by the time specified in Section 2.13 hereof.

(b) The Issuing Bank also shall have the right to receive solely for its own account an issuance fee equal to the greater of (A) $1,500 or (B) one-eighth of one percent (0.125%) per annum to be calculated on the face amount of each Facility Letter of Credit for the stated duration thereof, based on the actual number of days and using a 360-day year basis. The issuance fee shall be payable by Borrower on the Issuance Date for each such Facility Letter of Credit and on the date of any increase therein or extension thereof. The Issuing Bank shall also be entitled to receive its reasonable out-of-pocket costs and the Issuing Bank’s standard charges of issuing, amending and servicing Facility Letters of Credit and processing draws thereunder.

2A.9 Letter of Credit Collateral Account. Borrower hereby agrees that it will immediately upon the request of the Administrative Agent, establish a special collateral account (the “Letter of Credit Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Revolving Lenders, and in which Borrower shall have no interest other than as set forth in Section 8.1. The Letter of Credit Collateral Account shall hold the deposits Borrower is required to make after a Default on account of any outstanding Facility Letters of Credit as described in Section 8.1. In addition to the foregoing, Borrower hereby grants to the Administrative Agent, for the benefit of the Revolving Lenders, a security interest in and to the Letter of Credit Collateral Account and any funds that may hereafter be on deposit in such account, including income earned thereon. The Revolving Lenders acknowledge and agree that Borrower has no obligation to fund the Letter of Credit Collateral Account unless and until so required under Section 8.1 hereof.

ARTICLE III.

CHANGE IN CIRCUMSTANCES

3.1. Yield Protection. Subject to the provisions of Section 3.6, if, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) subjects any Lender or any applicable Lending Installation party hereto to any Taxes, or changes the basis of taxation of payments (other than for Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes) to any Lender in respect of its LIBOR Loans, or

(ii) imposes or increases or makes applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation, or

(iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its LIBOR Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its LIBOR Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of LIBOR Loans, by an amount deemed material by such Lender as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its LIBOR Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such LIBOR Loans or Commitment, then, subject to the provisions of Section 3.6, Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2. Changes in Capital Adequacy Regulations. If a Lender in good faith determines the amount of capital or liquidity required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change (as hereinafter defined), then, within 15 days of demand by such Lender, Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such Lender’s capital which such Lender in good faith determines is attributable to this Agreement, its outstanding credit exposure hereunder or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as hereinafter defined) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital or liquidity required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder shall be deemed to be a “Change”, regardless of the date enacted or adopted. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued.

3.3. Availability of Types of Advances. If any Lender in good faith determines that maintenance of any of its LIBOR Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance and require any LIBOR Advances of the affected Type to be repaid; or if the Required Lenders in good faith determine that (i) deposits of a type or maturity appropriate to match fund LIBOR Advances are not available, the Administrative Agent shall, with written notice to

Borrower, suspend the availability of the affected Type of Advance with respect to any LIBOR Advances made after the date of any such determination, or (ii) an interest rate applicable to a Type of Advance does not accurately reflect the cost of making a LIBOR Advance of such Type, then, if for any reason whatsoever the provisions of Section 3.1 are inapplicable, the Administrative Agent shall, with written notice to Borrower, suspend the availability of the affected Type of Advance with respect to any LIBOR Advances made after the date of any such determination. If Borrower is required to so repay a LIBOR Advance, Borrower may concurrently with such repayment borrow from the Lenders, in the amount of such repayment, a Base Rate Advance.

3.4. Funding Indemnification. If any payment of a LIBOR Advance occurs on a date which is not the last day of the applicable LIBOR Interest Period, whether because of acceleration, prepayment or otherwise, or a ratable LIBOR Advance is not made on the date specified by Borrower for any reason other than default by the Lenders or as a result of unavailability pursuant to Section 3.3, Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost (incurred or expected to be incurred) in liquidating or employing deposits acquired to fund or maintain the LIBOR Advance and shall pay all such losses or costs within fifteen (15) days after written demand therefor.

3.5. Taxes.

(a) All payments by Borrower, Parent Guarantor and the Subsidiary Guarantors hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim, and free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower, Parent Guarantor or applicable Subsidiary Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Borrower, Parent Guarantor and the Subsidiary Guarantors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Borrower, Parent Guarantor and the Subsidiary Guarantors shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made on a reasonable basis and in good faith.

(d) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower, Parent Guarantor or a Subsidiary Guarantor has not already indemnified the

Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower, Parent Guarantor and each Subsidiary Guarantor to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.

(e) As soon as practicable after any payment of Taxes by the Borrower, Parent Guarantor or any Subsidiary Guarantor to a Governmental Authority pursuant to this Section 3.5, Borrower or such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN, or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN, or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN, or W-8BEN-E, as applicable; or

(IV) to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund has not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) The obligations of the Borrower to the Lenders under this Agreement with respect to Letters of Credit (and of the Lenders to make payments to the Issuing Bank with respect to Letters of Credit and to the Swing Loan Lender with respect to Swing Loans) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between the Borrower or any of its Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Bank under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Bank as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of

Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by the Issuing Bank to conform to the terms of a Letter of Credit (if, in the Issuing Bank’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

3.6. Lender Statements; Survival of Indemnity. If any Lender becomes entitled to claim any additional amounts pursuant to Sections 3.1, 3.2 or 3.5, Borrower shall not be required to pay the same unless they are the result of requirements imposed generally on lenders similar to such Lender and not the result of some specific reserve or similar requirement imposed on such Lender as a result of such Lender’s special circumstances. If any Lender becomes entitled to claim any additional amounts pursuant to Sections 3.1, 3.2 or 3.5, such Lender shall provide Borrower with not less than thirty (30) days written notice (with a copy to the Administrative Agent) specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount; provided that Borrower is not required to compensate Lender pursuant to Sections 3.1, 3.2 or 3.5 for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender notifies Borrower of the events giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its LIBOR Loans to reduce any liability of Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of LIBOR Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Loan shall be calculated as though each Lender funded its LIBOR Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Base Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by Borrower of such written statement. The obligations of Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV.

CONDITIONS PRECEDENT

4.1. Initial Advance. The Lenders shall not be required to make an Advance hereunder or issue a Facility Letter of Credit hereunder after the Agreement Execution Date, unless (a) Borrower shall, prior to or concurrently with such Advance or issuance, have paid all fees due and payable to the Lenders and the Administrative Agent hereunder, and (b) Borrower shall have furnished to the Administrative Agent, with sufficient copies for the Lenders, the following

(i) The duly executed originals of the Loan Documents, including the Notes, payable to each of the Lenders, this Agreement, the Subsidiary Guaranty, and the Parent Guaranty;

(ii)(A) Certificates of good standing for Borrower, the Parent Guarantor and each Subsidiary Guarantor, from the State of Delaware for Borrower and the states of organization of the Parent Guarantor and each Subsidiary Guarantor, certified by the appropriate governmental officer and dated not more than sixty (60) days prior to the Agreement Execution Date, and (B) foreign qualification certificates for each Subsidiary Guarantor, certified by the appropriate governmental officer and dated not more than sixty (60) days prior to the Agreement Execution Date, for each other jurisdiction where the failure of such Subsidiary Guarantor to so qualify or be licensed (if required) is reasonably expected to have a Material Adverse Effect;

(iii) Copies of the formation documents (including code of regulations, if appropriate) of Borrower, the Parent Guarantor and the Subsidiary Guarantors, certified by an officer of Borrower, Parent Guarantor or such Subsidiary Guarantor, as appropriate, together with all amendments thereto, provided that a certificate of no change from Borrower may be delivered if no changes have occurred in such documents since their delivery under the Original Credit Agreement;

(iv) Incumbency certificates, executed by officers of Borrower, Parent Guarantor and the Subsidiary Guarantors, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents and to make borrowings hereunder on behalf of Borrower, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by Borrower, Parent Guarantor or any such Subsidiary Guarantor and provided further that a certificate of no change from Borrower may be delivered if no changes have occurred in such certificates since their delivery under the Original Credit Agreement;

(v) Copies, certified by a Secretary or an Assistant Secretary of Borrower, Parent Guarantor and each Subsidiary Guarantor, of the Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for any Lender) authorizing the Advances provided for herein, with respect to Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by Borrower, Parent Guarantor and each Subsidiary Guarantor hereunder;

(vi) A written opinion of Borrower’s, Parent Guarantor’s and Subsidiary Guarantors’ counsel, addressed to the Lenders in form and substance as the Administrative Agent may reasonably approve;

(vii) A certificate, signed by an officer of Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing and that all representations and warranties of Borrower are true and correct as of the initial Borrowing Date provided that such certificate is in fact true and correct;

(viii) The most recent financial statements of Borrower;

(ix) Written money transfer instructions, in substantially the form of Exhibit E hereto, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;

(x) Evidence that (A) the full amount of all outstanding “Term B Loans” under the Original Credit Agreement, together with all accrued and unpaid interest thereon and other Obligations under the Original Credit Agreement related to such “Term B Loans”

thereunder and (B) all upfront fees due to each of the Lenders under the terms of their respective commitment letters, in each case have been paid in full, or will be paid in full out of the proceeds of the initial Advance hereunder;

(xi) Delivery of such documents as the Administrative Agent may reasonably require to evidence compliance with the criteria for being an Eligible Unencumbered Property and the satisfaction of all requirements set forth in Section 2.22(i) with respect to any Unencumbered Properties which are first being included in the Unencumbered Property Pool as of the Agreement Execution Date;

(xii) Delivery of a pro forma compliance certificate in the form of Exhibit C reflecting any covenant changes and any changes to the Unencumbered Property Pool effected by this Agreement; and

(xiii) Such other documents as any Lender or its counsel may have reasonably requested, the form and substance of which documents shall be reasonably acceptable to the parties and their respective counsel.

4.2. Each Advance and Issuance. The Lenders shall not be required to make any Advance or issue any Facility Letter of Credit unless on the applicable Borrowing Date:

(i) There exists no Default or Unmatured Default;

(ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date with respect to Borrower and to any Subsidiary in existence on such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date;

(iii) Borrower has furnished the Administrative Agent with the certificate required under Section 4.1(xii) certifying the then-current Unencumbered Property Pool Value; and

(iv) All legal matters incident to the making of such Advance or issuance of such Facility Letter of Credit shall be reasonably satisfactory to the Lenders and their counsel.

Each Borrowing Notice and each Letter of Credit Request with respect to each such Advance shall constitute a representation and warranty by Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Lenders that:

5.1. Existence. Borrower is a limited liability company duly organized and validly existing under the laws of the State of Delaware and is duly qualified, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect. Each of Parent

Guarantor and Borrower’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2. Authorization and Validity. Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3. No Conflict; Government Consent. Neither the execution and delivery by Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower or any of its Subsidiaries or Borrower’s or any Subsidiary’s limited liability company agreements, or the provisions of any indenture, instrument or agreement to which Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default is not reasonably expected to have a Material Adverse Effect, or result in the creation or imposition of any Lien in, of or on the Property of Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents other than the filing of a copy of this Agreement.

5.4. Financial Statements; Material Adverse Effect. All consolidated financial statements of Parent Guarantor, Borrower and Borrower’s Subsidiaries heretofore or hereafter delivered to the Lenders were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended, subject, in the case of interim financial statements, to normal and customary year-end adjustments. From the preparation date of the most recent financial statements delivered to the Lenders through the Agreement Execution Date, there was no change in the business, properties, or condition (financial or otherwise) of Parent Guarantor, Borrower and Borrower’s Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.5. Taxes. Each of Borrower and Borrower’s Subsidiaries has filed all United States federal income tax returns and all other material tax returns which are required to be filed by it and have paid all taxes due pursuant to said returns or pursuant to any assessment received by Borrower or any of Borrower’s Subsidiaries except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and no claims are being asserted with respect to such taxes.

5.6. Litigation and Guarantee Obligations. Except as set forth on Schedule 3 hereto or as set forth in written notice to the Administrative Agent from time to time, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting Parent Guarantor, Borrower or any of Borrower’s

Subsidiaries which is reasonably expected to have a Material Adverse Effect. Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 6.1 or as set forth in written notices to the Administrative Agent given from time to time after the Agreement Execution Date on or about the date such material contingent obligations are incurred.

5.7. Direct Subsidiaries; Investment Affiliates. Schedule 2 hereto contains, an accurate list of all direct Subsidiaries of Parent Guarantor, setting forth their respective jurisdictions of incorporation or formation and the percentage of their respective capital stock or partnership or membership interest owned by Parent Guarantor. All of the issued and outstanding shares of capital stock of such direct Subsidiaries that are corporations have been duly authorized and issued and are fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such direct Subsidiary. Schedule 6 hereto contains an accurate list of all Investment Affiliates of the Consolidated Group, including the correct legal name of such Investment Affiliate, the type of legal entity which each such Investment Affiliate is, and the type and amount of all equity interests in such Investment Affiliate held directly or indirectly by members of the Consolidated Group.

5.8. ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000. Neither Parent Guarantor, Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $250,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.9. Accuracy of Information. No information, exhibit or report furnished by Parent Guarantor, Borrower or any of Borrower’s Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.10. Regulation U. Borrower has not used the proceeds of any Advance to buy or carry any margin stock (as defined in Regulation U) in violation of the terms of this Agreement.

5.11. Material Agreements. Neither Parent Guarantor, Borrower nor any Subsidiary of Borrower is a party to any agreement or instrument or subject to any charter or other corporate restriction which is reasonably expected to have a Material Adverse Effect. Neither Parent Guarantor, Borrower nor any Subsidiary of Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default is reasonably expected to have a Material Adverse Effect, or (ii) any agreement or instrument evidencing or governing Indebtedness, which default would constitute a Default hereunder.

5.12. Compliance With Laws. Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any non-compliance which would not have a Material Adverse Effect. Neither Borrower nor any Subsidiary of Borrower has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.

5.13. Ownership of Properties. Except as set forth on Schedule 2 hereto, on the date of this Agreement, Borrower and Borrower’s Subsidiaries will have good and marketable title, free of all Liens other than those permitted by Section 6.16, to all of the Property and assets reflected in the financial statements as owned by it.

5.14. Investment Company Act. Neither Parent Guarantor, nor Borrower nor any Subsidiary of Borrower or Parent Guarantor is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.15. Affiliate Transactions. Except as permitted by Section 6.17, neither Parent Guarantor, Borrower, nor any of Borrower’s Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of Borrower or any of Borrower’s Subsidiaries is a party.

5.16. Solvency.

(i) Immediately after the Agreement Execution Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of Parent Guarantor, Borrower and Borrower’s Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of Parent Guarantor, Borrower and Borrower’s Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of Parent Guarantor, Borrower and Borrower’s Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Parent Guarantor, Borrower and Borrower’s Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Parent Guarantor, Borrower and Borrower’s Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Parent Guarantor, Borrower and Borrower’s Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(ii) Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.17. Insurance. Borrower and its Subsidiaries carry insurance on their Projects with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as would be customarily carried by owners of similar portfolios of industrial properties in the United States:

5.18. REIT Status. Parent Guarantor is qualified as a real estate investment trust under Section 856 of the Code, is a self-directed and self-administered real estate investment trust and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of Parent Guarantor as a real estate investment trust.

5.19. Environmental Matters. Each of the following representations and warranties is true and correct on and as of the Agreement Execution Date except as disclosed in environmental reports delivered to the Administration Agent or on Schedule 4 attached hereto and to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, are not reasonably be expected to have a Material Adverse Effect:

(a) To the best knowledge of Borrower, the Projects of Borrower and its Subsidiaries do not contain any Materials of Environmental Concern in amounts or concentrations which constitute a violation of, or could reasonably give rise to liability of Borrower or any such Subsidiary under, Environmental Laws.

(b) To the best knowledge of Borrower, (i) the Projects of Borrower and its Subsidiaries and all operations at such Projects are in compliance with all applicable Environmental Laws, and (ii) with respect to all Projects owned by Borrower and/or its Subsidiaries (x) for at least two (2) years, have in the last two years, or (y) for less than two (2) years, have for such period of ownership, been in compliance in all material respects with all applicable Environmental Laws.

(c) Neither Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Projects, nor does Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) To the best knowledge of Borrower, Materials of Environmental Concern have not been transported or disposed of from the Projects of Borrower and its Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability of Borrower or any such Subsidiary under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Projects of Borrower and its Subsidiaries in violation of, or in a manner that could give rise to liability of Borrower or any such Subsidiary under, any applicable Environmental Laws.

(e) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of Borrower, threatened, under any Environmental Law to which Borrower or any of its Subsidiaries is or, to Borrower’s knowledge, will be named as a party with respect to the Projects of Borrower and its Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Projects of Borrower and its Subsidiaries.

(f) To the best knowledge of Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Projects of Borrower and its Subsidiaries, or arising from or related to the operations of Borrower and its Subsidiaries in connection with such Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

5.20. Unencumbered Properties. As of the Agreement Execution Date, Schedule 7 is a correct and complete list of the Unencumbered Properties, including all applicable ownership information and:

(a) Each of the Unencumbered Properties is not located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law or, if any portion of the industrial buildings on such Properties are located within any such area, the applicable Subsidiary Guarantor has obtained and will maintain through the Term B Facility Termination Date the insurance prescribed in Section 5.17 hereof.

(b) To Borrower’s knowledge, each of the Unencumbered Properties and the present use and occupancy thereof are in material compliance with all material zoning ordinances (without reliance upon adjoining or other properties), health, fire and building codes, land use laws (including those regulating parking) and Environmental Laws (except as disclosed on the environmental assessments delivered to the Administrative Agent pursuant to this Agreement) and other similar laws (“Applicable Laws”).

(c) Each of the Unencumbered Properties is served by all utilities required for the current or contemplated use thereof.

(d) To Borrower’s knowledge, all public roads and streets necessary for service of and access to each of the Unencumbered Properties for the current or contemplated use thereof have been completed, and are open for use by the public, or appropriate insured private easements are in place.

(e) Except as disclosed in any property condition reports delivered by the Administrative Agent, Borrower is not aware of any material latent or patent structural or other significant deficiency of the Unencumbered Properties. Each of the Unencumbered Properties is free of damage and waste that would materially and adversely affect the value of such Unencumbered Property, is in good condition and repair and to Borrower’s knowledge there is no deferred maintenance other than ordinary wear and tear. Each of the Unencumbered Properties is free from damage caused by fire or other casualty.

(f) To Borrower’s knowledge, all liquid and solid waste disposal, septic and sewer systems located on the Unencumbered Properties are in a good and safe condition and repair and to Borrower’s knowledge, in material compliance with all Applicable Laws with respect to such systems.

(g) To Borrower’s knowledge, all improvements on each Unencumbered Property lie within the boundaries and building restrictions of the legal description of record of such Unencumbered Property, no improvements encroach upon easements benefiting the Unencumbered Properties other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Properties and no improvements on adjoining properties encroach upon the Unencumbered Properties or upon easements benefiting the Unencumbered Properties other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Properties.

(h) To Borrower’s knowledge, all Leases are in full force and effect. Borrower is not in default under any Lease and Borrower has disclosed to Lenders in writing any material default, of which Borrower has knowledge, under any Lease which demises any material portion of the related Unencumbered Property.

(i) There are no material delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other outstanding charges affecting the Unencumbered Properties except to the extent such items are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided and there is no risk of loss, forfeiture, or sale of any interest in the Unencumbered Properties during such proceedings. Each of the Unencumbered Properties is taxed separately without regard to any other property not included in the Unencumbered Properties.

(j) No condemnation proceeding or eminent domain action is pending or threatened against any of the Unencumbered Properties which would impair the use, value, sale or occupancy of such Unencumbered Property (or any portion thereof) in any material manner.

(k) Each of the Unencumbered Properties is not, nor is any direct or indirect interest of Borrower or any Subsidiary Guarantor in any Unencumbered Property or in the ownership interest with respect to any owner of an Unencumbered Property, subject to any Lien other than Permitted Liens set forth in clauses (i) through (iv) of Section 6.14 or to any Negative Pledge (other than the Liens and Negative Pledges created pursuant to this Agreement to secure the obligations of Borrower and the Subsidiary Guarantors).

5.21. Intellectual Property.

(i) Parent Guarantor, Borrower and each of Borrower’s Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) used in the conduct of their respective businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person.

(ii) Parent Guarantor, Borrower and each of Borrower’s Subsidiaries have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property.

(iii) No claim has been asserted by any Person with respect to the use of any Intellectual Property by Parent Guarantor, Borrower or any of Borrower’s Subsidiaries, or challenging or questioning the validity or effectiveness of any Intellectual Property.

(iv) The use of such Intellectual Property by Parent Guarantor, Borrower and each of Borrower’s Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of Borrower or any of Borrower’s Subsidiaries that could be reasonably expected to have a Material Adverse Effect.

5.22. Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. Except as provided in the Fee Letter, no other similar fees or commissions will be payable by any Lender for any other services rendered to Parent Guarantor, Borrower, any of the Subsidiaries of Borrower or any other Person ancillary to the transactions contemplated hereby.

5.23. No Bankruptcy Filing. Neither Parent Guarantor, Borrower nor any of Borrower’s Subsidiaries is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against any of such Persons.

5.24. No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by Parent Guarantor, Borrower or the Subsidiary Guarantors with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

5.25. Transaction in Best Interests of Borrower and Subsidiary Guarantors; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of Parent Guarantor, Borrower and the Subsidiary Guarantors. The direct and indirect benefits to inure to Borrower and the Subsidiary Guarantors pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by Borrower and the Subsidiary Guarantors pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Subsidiary Guarantor to guaranty the Obligations, Borrower would be unable to obtain the financing contemplated hereunder which financing will enable Borrower and its Subsidiaries to have available financing to conduct and expand their business. Borrower and its Subsidiaries constitute a single integrated financial enterprise and receive a benefit from the availability of credit under this Agreement.

5.26. Subordination. Borrower is not a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other indebtedness or obligation of any such Persons.

5.27. Tax Shelter Representation. Borrower does not intend to treat the Loans, and/or related transactions as being a “reportable transaction” (within the meaning of United States Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If Borrower so notifies the Administrative Agent, Borrower acknowledges that one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

5.28. Anti-Terrorism Laws.

(i) None of Parent Guarantor, Borrower and Borrower’s Subsidiaries is in violation of any Sanctions Laws and Regulations or any other laws or regulations relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(ii) None of Parent Guarantor, Borrower and Borrower’s Subsidiaries, or any of their respective directors, officers, brokers or other agents acting with respect to or benefiting from this Agreement is a Prohibited Person. A “Prohibited Person” is any of the following:

(1) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(2) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(3) a person or entity with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(4) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(5) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

(iii) None of Parent Guarantor, Borrower and Borrower’s Subsidiaries (1) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (2) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

None of Parent Guarantor, Borrower and Borrower’s Subsidiaries shall (1) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to Administrative Agent any certification or other evidence requested from time to time by Administrative Agent in its reasonable discretion, confirming Borrower’s compliance herewith). Borrower shall not request any Loan or Facility Letter of Credit, and Borrower shall not use, and Borrower shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Facility Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions Laws and Regulations

5.29. Survival. All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of Parent Guarantor, Borrower or any of Borrower’s Subsidiaries to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of Parent Guarantor, Borrower or any of Borrower’s Subsidiaries prior to the Agreement Execution Date and delivered to the Administrative Agent or any Lender in connection with closing the transactions contemplated hereby) shall constitute representations and warranties made by Borrower under this Agreement. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

ARTICLE VI.

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1. Financial Reporting. Borrower will maintain, for itself and each Subsidiary, on a consolidated basis with Parent Guarantor, a system of accounting established and administered in accordance with GAAP, and furnish to the Lenders:

(i) As soon as available, but in any event not later than 45 days after the close of each of the first three fiscal quarters of each year, for the Consolidated Group, an unaudited consolidated balance sheet as of the close of each such period and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Consolidated Group for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by an Authorized Officer;

(ii) As soon as available, but in any event not later than 45 days after the close of each fiscal quarter, for the Consolidated Group, the following reports in form and substance reasonably satisfactory to the Administrative Agent, all certified by the Parent Guarantor’s chief financial officer or chief accounting officer: an operating statement for each Unencumbered Property and such other information on all Projects as may be reasonably requested;

(iii) As soon as available, but in any event not later than 90 days after the close of each fiscal year, for the Consolidated Group audited financial statements, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, prepared by independent certified public accountants of nationally recognized standing reasonably acceptable to Administrative Agent;

(iv) Together with the quarterly and annual financial statements required hereunder, a compliance certificate in substantially the form of Exhibit C hereto signed by an Authorized Officer showing the calculations and computations necessary to determine compliance with this Agreement and stating that, to such officer’s knowledge, no Default or Unmatured Default exists, or if, to such officer’s knowledge, any Default or Unmatured Default exists, stating the nature and status thereof;

(v) As soon as possible and in any event within 10 days after receipt by an Authorized Officer of Borrower, a copy of (a) any notice or claim to the effect that Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by Borrower or any of its Subsidiaries, which, in either case, is reasonably expected to have a Material Adverse Effect;

(vi) Promptly upon becoming aware of the same and to the extent Parent Guarantor, Borrower, or any of its Subsidiaries, are aware of the same, notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, Parent Guarantor, Borrower, any of its Subsidiaries or any of their respective properties, assets or businesses which involve claims individually or in the aggregate in excess of $5,000,000, and notice of the receipt of notice that any United States income tax returns of Parent Guarantor, Borrower or any of its Subsidiaries are being audited;

(vii) Promptly upon becoming available, a copy of any amendment to a formation document of Borrower;

(viii) Promptly upon becoming aware of the same, notice of any change in the senior management of Parent Guarantor, Borrower, or any of its Subsidiaries, any change in the business, assets, liabilities, financial condition, results of operations or business prospects of Borrower, or any of its Subsidiaries which has had or is reasonably expected to have a Material Adverse Effect, or any other event or circumstance which has had or is reasonably expected to have a Material Adverse Effect;

(ix) Promptly upon becoming aware of entry of the same, notice of any order, judgment or decree in excess of $5,000,000 having been entered against Parent Guarantor, Borrower, or any of its Subsidiaries or any of their respective properties or assets;

(x) Promptly upon receipt of the same, notice if Parent Guarantor, Borrower, or any of its Subsidiaries shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which is reasonably be expected to have a Material Adverse Effect; and

(xi) Such other information (including, without limitation, updated rent rolls for each Unencumbered Property, financial statements for Parent Guarantor, Borrower and non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

6.2. Use of Proceeds. Borrower will use the proceeds of the Advances to finance Borrower’s or its Subsidiaries’ acquisition or development of Projects, for debt repayment or for general corporate working capital purposes. Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances (i) to purchase or carry any “margin stock” (as defined in Regulation U) if such usage could constitute a violation of Regulation U by any Lender, (ii) to fund any purchase of, or offer for, any Capital Stock of any Person, unless such Person has consented to such offer prior to any public announcements relating thereto, or (iii) to make any Entity Acquisition other than a Permitted Acquisition.

6.3. Notice of Default. Borrower will give, and will cause each of its Subsidiaries to give, prompt notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4. Conduct of Business. Parent Guarantor and Borrower will do, and will cause each of their respective Subsidiaries to do, all things necessary to remain duly incorporated or duly qualified, validly existing and in good standing as a real estate investment trust, limited liability company, corporation, general partnership or limited partnership, as the case may be, in its jurisdiction of incorporation/formation (except with respect to mergers permitted hereunder and Permitted Acquisitions) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each jurisdiction in which any Project owned (or leased pursuant to an Qualified Ground Lease) by it is located, and in each other jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified is reasonably expected to have a Material Adverse Effect, and to carry on and conduct their businesses in substantially the same manner as they are presently conducted where the failure to do so is reasonably expected to have a Material Adverse Effect and, specifically, neither Parent Guarantor, Borrower nor Borrower’s Subsidiaries may undertake any business other than the acquisition, development, ownership, management, operation and leasing of industrial properties, and ancillary businesses specifically related to industrial properties or may reorganize themselves to be organizations governed by the laws of any nation or jurisdiction other than one of the states of the United States of America. Parent Guarantor and Borrower shall, and shall cause each of their respective Subsidiaries, to develop and implement such programs, policies and procedures as are necessary to comply with the USA Patriot Act and shall promptly advise the Administrative Agent in writing in the event that any of such Persons shall determine that any investors in such Persons are in violation of such act.

6.5. Taxes. Borrower will pay, and will cause each of its Subsidiaries to pay, when due all taxes, assessments and governmental charges and levies upon them of their income, profits or Projects, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

6.6. Insurance. Borrower will, and will cause each of its Subsidiaries to, maintain insurance which is consistent with the representation contained in Section 5.17 on all their Projects and Borrower will furnish to any Lender upon reasonable request full information as to the insurance carried.

6.7. Compliance with Laws. Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, the violation of which is reasonably expected to have a Material Adverse Effect.

6.8. Maintenance of Properties. Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep their respective Projects in good repair, working order and condition, ordinary wear and tear excepted.

6.9. Inspection. Borrower will, and will cause each of its Subsidiaries to, permit the Lenders upon reasonable advance notice, by their respective representatives and agents, to inspect during regular business hours any of the Projects, corporate books and financial records of Borrower and each of their respective Subsidiaries, to examine and make copies of the books of accounts and other financial records of Parent Guarantor, Borrower and each of their respective Subsidiaries, and to discuss the affairs, finances and accounts of Parent Guarantor, Borrower and each of its Subsidiaries with officers thereof, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

6.10. Maintenance of Status; Modification of Formation Documents. Parent Guarantor shall at all times maintain its status as a self-directed, self-administered real estate investment trust in compliance with all applicable provisions of the Code relating to such status. Neither Parent Guarantor nor Borrower shall amend any of its articles of incorporation, limited liability company agreements, or by-laws, as applicable, without the prior written consent of the Administrative Agent in a manner that is reasonably expected to have a Material Adverse Effect. Parent Guarantor and Borrower shall not, and shall not permit any Subsidiary of Borrower to, enter into any amendment or modification of any formation documents of Borrower or such Subsidiary which would have a Material Adverse Effect.

6.11. Dividends. Provided there is no then-existing Default hereunder with respect to the payment of any of the Obligations, Parent Guarantor shall be permitted to declare and pay dividends on its Capital Stock, and to pay such Preferred Dividends as Parent Guarantor may be contractually required to make, from time to time in amounts determined by Parent Guarantor, provided, however, that in no event shall Parent Guarantor declare or pay dividends on its Capital Stock or make distributions with respect thereto (including dividends paid and distributions actually made with respect to gains on property sales but excluding for purposes of such calculations any Preferred Dividends) if such dividends and distributions paid on account of any fiscal year of Parent Guarantor, in the aggregate for such period, would exceed 95% of Funds From Operations for any fiscal year of Parent Guarantor. Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, this Section 6.11, Parent Guarantor shall be permitted at all times to distribute whatever amount of dividends is necessary to maintain its tax status as a real estate investment trust and to eliminate potential income and excise tax liability.

6.12. Merger; Sale of Assets. Borrower will not, nor will it permit any of its Subsidiaries to, without prior notice to the Administrative Agent and without providing a certification of compliance with the Loan Documents enter into any merger (other than mergers in which such entity is the survivor and mergers of Subsidiaries (but not Borrower) as part of transactions that are Permitted Acquisitions provided that following such merger the target entity becomes a Wholly-Owned Subsidiary of Borrower organized under the laws of the United States of America), consolidation, reorganization or liquidation or transfer or otherwise dispose of all or a Substantial Portion of their Properties, except for (a) such transactions that occur between Wholly-Owned

Subsidiaries or between Borrower and a Wholly-Owned Subsidiary, provided that following such transaction Borrower remains an entity organized under the laws of the United States of America, and (b) mergers solely to change the jurisdiction of organization of a Subsidiary Guarantor, provided that, in any event, approval in advance by the Required Lenders shall be required for transfer or disposition in any quarter of assets with an aggregate value greater than 15% of Consolidated Gross Asset Value, or any merger of the Parent Guarantor, Company or Subsidiary into another operating entity which would result in an increase to the Consolidated Gross Asset Value of more than 50%.

6.13. Subsidiary Guarantors. Borrower shall cause each of its existing Wholly-Owned Subsidiaries which owns an Unencumbered Property as of the Agreement Execution Date, as identified on Schedule 5 attached hereto and made a part hereof, to execute and deliver to the Administrative Agent the Subsidiary Guaranty. Borrower shall cause each Wholly-Owned Subsidiary which hereafter owns an Unencumbered Property to execute and deliver to the Administrative Agent a joinder in the Subsidiary Guaranty in the form of the Joinder (the “Joinder”) attached as Exhibit A to the Subsidiary Guaranty not later than the date required under Section 2.22(ii) above. Borrower covenants and agrees that each such Subsidiary which it shall cause to execute the Subsidiary Guaranty shall be fully authorized to do so by its supporting organizational and authority documents and shall be in good standing in its state of organization and shall have obtained any necessary foreign qualifications required to conduct its business. The delivery by Borrower to the Administrative Agent of any such Joinder shall be deemed a representation and warranty by Borrower that each Subsidiary which Borrower caused to execute the Subsidiary Guaranty has been fully authorized to do so by its supporting organizational and authority documents and is in good standing in its state of organization and has obtained any necessary foreign qualifications required to conduct its business. If any Subsidiary Guarantor proposes to incur Indebtedness or sell or contribute all of its assets or otherwise desires to be released from its obligations under the Subsidiary Guaranty, then such Subsidiary Guarantor will be released from its obligations under the Subsidiary Guaranty subject in each case to compliance with the applicable restrictions and other provisions of Section 2.22(iii).

6.14. Sale and Leaseback. Borrower will not, nor will it permit any of its Subsidiaries to, sell or transfer an Unencumbered Property in order to concurrently or subsequently lease such Property as lessee.

6.15. Acquisitions and Investments. Borrower will not, nor will it permit any Subsidiary of Borrower to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries of Borrower), or commitments therefor, or become or remain a partner in any partnership or joint venture, or to make any Entity Acquisition of any Person, except:

(i) Cash Equivalents;

(ii) Investments in existing Subsidiaries of Borrower, Investments in Subsidiaries of Borrower formed for the purpose of developing or acquiring industrial properties, or Investments in existing or newly formed joint ventures and partnerships engaged solely in the business of purchasing, developing, owning, operating, leasing and managing industrial properties;

(iii) transactions permitted pursuant to Section 6.12;

(iv) Investments permitted pursuant to Section 6.23; and

(v) Entity Acquisitions of Persons whose primary operations consist of the ownership, development, operation and management of industrial properties;

provided that, after giving effect to such Entity Acquisitions and Investments, Borrower continues to comply with all its covenants herein. Entity Acquisitions permitted pursuant to this Section 6.15 shall be deemed to be “Permitted Acquisitions”.

6.16. Liens. Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of Borrower or any of its Subsidiaries, except:

(i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(ii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(iii) Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(iv) Easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Borrower or its Subsidiaries; and

(v) Liens other than Liens described in subsections (i) through (iv) above arising in connection with any Indebtedness permitted hereunder to the extent such Liens will not result in a Default in any of Borrower’s covenants herein.

Liens permitted pursuant to this Section 6.16 shall be deemed to be “Permitted Liens”.

6.17. Affiliates. Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.18. Swap Contracts. Borrower will not enter into or remain liable upon, nor will it permit any Subsidiary to enter into or remain liable upon, any Swap Contract, except to the extent required to protect Borrower and its Subsidiaries against increases in interest payable by them under variable interest Indebtedness.

6.19. Variable Interest Indebtedness. Borrower and its Subsidiaries shall not at any time permit the outstanding principal balance of Consolidated Total Indebtedness which bears interest at an interest rate that is not fixed through the maturity date of such Indebtedness to exceed the greater of (i) the then-current Aggregate Commitment or (ii) twenty-five percent (25%) of Consolidated Gross Asset Value, unless all of such Indebtedness in excess of such amount is subject to a Swap Contract which, unless such Swap Contract is with a Lender or Affiliate of a Lender, has been approved by the Administrative Agent that effectively converts the interest rate on such excess to a fixed rate.

6.20. Consolidated Tangible Net Worth. Borrower on a consolidated basis with Parent Guarantor and Borrower’s Subsidiaries shall maintain a Consolidated Tangible Net Worth of not less than $607,356,337 plus seventy-five percent (75%) of the equity contributions or sales of Capital Stock received by Parent Guarantor, Borrower or any of Borrower’s Subsidiaries after the Agreement Execution Date.

6.21. Indebtedness and Cash Flow Covenants. Borrower on a consolidated basis with Parent Guarantor and Borrower’s Subsidiaries shall not permit:

(i) the Unencumbered Property Pool Leverage Ratio to be greater than sixty percent (60%) at any time, unless Borrower cures such event as described and within the time period permitted under Section 2.8(b);

(ii) the Unsecured Debt Service Coverage to be less than 1.75 to 1.00, at any time, unless Borrower cures such event as described and within the time period permitted under Section 2.8(b);

(iii) Consolidated Total Indebtedness, less Unrestricted Cash and Cash Equivalents, to be more than sixty percent (60%) of Consolidated Gross Asset Value at any time;

(iv) Adjusted EBITDA to be less than 1.50 times Consolidated Fixed Charges at any time;

(v) Secured Recourse Indebtedness, in the aggregate at any time, to be more than ten percent (10%) of Consolidated Gross Asset Value; or

(vi) Secured Indebtedness to, in the aggregate at any time, to be more than forty percent (40%) of Consolidated Gross Asset Value.

6.22. Environmental Matters. Borrower and its Subsidiaries shall:

(a) Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so is not be reasonably expected to have a Material Adverse Effect; provided that in no event shall Borrower or its Subsidiaries be required to modify the terms of leases, or renewals thereof, with existing tenants (i) at Projects owned by Borrower or its Subsidiaries as of the date hereof, or (ii) at Projects hereafter acquired by Borrower or its Subsidiaries as of the date of such acquisition, to add provisions to such effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings is not be reasonably expected to have a Material Adverse Effect, or (ii) Borrower has determined in good faith that contesting the same is not in the best interests of Borrower and its Subsidiaries and the failure to contest the same is not be reasonably expected to have a Material Adverse Effect.

(c) Defend, indemnify and hold harmless Administrative Agent and each Lender, and their respective officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of Borrower, its Subsidiaries or their Projects (excluding loss arising from actions taken by the owner of any Unencumbered Property or any other person who is not an Affiliate of the Borrower from and after the date on which such Unencumbered Property has been released from the Unencumbered Property Pool) or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

(d) Prior to the acquisition of a new Project after the Agreement Execution Date, perform or cause to be performed an environmental investigation which investigation shall include preparation of a “Phase I” report and, if appropriate in Borrower’s reasonable discretion, a “Phase II” report, in each case prepared by a recognized environmental engineer in accordance with customary standards which discloses that the such Project is not in violation of the representations and covenants set forth in this Agreement, unless such violation has been disclosed in writing to the Administrative Agent and remediation actions satisfactory to the Administrative Agent are being taken.

6.23. Permitted Investments.

(a) The Consolidated Group’s aggregate Investment in Investment Affiliates (valued at the greater of the cash investment in that entity by the Consolidated Group or the portion of Consolidated Gross Asset Value attributable to such entity or its assets, as the case may be) shall not at any time exceed fifteen percent (15%) of Consolidated Gross Asset Value.

(b) The Consolidated Group’s aggregate Investment in Construction in Progress (with each asset valued at its cost basis) shall not at any time exceed ten percent (10%) of Consolidated Gross Asset Value.

(c) The Consolidated Group’s aggregate Investment in Unimproved Land (with each asset valued at its cost basis) shall not at any time exceed five percent (5%) of Consolidated Gross Asset Value.

(d) The Consolidated Group’s aggregate Investment in Unimproved Land and Drop Lots (with each asset valued at its cost basis), in the aggregate, shall not at any time exceed fifteen percent (15%) of Consolidated Gross Asset Value.

(e) Notwithstanding the foregoing individual limitations by type of asset, the Consolidated Group’s Investment in the above items (a)-(d) in the aggregate shall not at any time exceed twenty percent (20%) of Consolidated Gross Asset Value.

6.24. Lease Approvals. Provided no Default shall have occurred and be continuing hereunder, Borrower may permit any Subsidiary of Borrower to enter into, modify or amend any Lease without the prior written consent of any Lender, provided such proposed Lease (a) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant, the length of term and the location and the amount of space rented) as of the date of such Lease is executed by the applicable Subsidiary and (b) is an arm’s length transaction with a bona fide independent third-party tenant whose identity and creditworthiness are appropriate for a property comparable to the applicable Project. Borrower may also permit any Subsidiary of Borrower to modify, amend or terminate any Lease without the prior approval of any Lender, provided, however, in the event that any such Subsidiary terminates a Lease, any termination fee shall be reserved by such Subsidiary and used for future leasing commission and tenant inducement costs in connection with reletting such space.

6.25. Prohibited Encumbrances. Borrower agrees that neither Borrower nor any other member of the Consolidated Group shall (i) create a Lien against any Project other than a single first-priority mortgage or deed of trust, (ii) create a Lien on any Capital Stock or other ownership interests in any member of the Consolidated Group or any Investment Affiliate (other than Liens against the Capital Stock or other ownership interests in any Subsidiary which owns only one or more Projects encumbered by a Lien permitted under clause (i) of this Section 6.25 in favor of the holder of the Lien against such Project), or (iii) enter into or be subject to any agreement governing any Indebtedness which constitutes a Negative Pledge (other than restrictions on further subordinate Liens on Projects or ownership interests therein permitted to be encumbered under clauses (i) or (ii) of this Section 6.25).

6.26. Further Assurances. Borrower shall, at Borrower’s cost and expense and upon request of the Administrative Agent, execute and deliver or cause to be executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

6.27. Distribution of Income to Borrower. Borrower shall cause all of its Subsidiaries to promptly distribute to Borrower (but not less frequently than once each fiscal quarter of Borrower unless otherwise approved by the Administrative Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from such Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each such Subsidiary of its debt service and operating expenses for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the ordinary course of business consistent with its past practices or (c) funding of reserves required by the terms of any deed of trust, mortgage or similar lien encumbering any Projects of such Subsidiary.

ARTICLE VII.

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1 Nonpayment of any principal payment on any Note (including without limitation any Advance made to fund a Reimbursement Obligation) when due.

7.2 Nonpayment of interest upon any Note or of any Facility Fee, Unused Revolver Fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after the same becomes due.

7.3. The breach of any of the terms or provisions of Article VI.

7.4 Any representation or warranty made or deemed made by or on behalf of Parent Guarantor, Borrower or any of Borrower’s Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any material certificate or information delivered in connection with this Agreement or any other Loan Document shall be false on the date as of which made the result of which is reasonably expected to have a Material Adverse Effect; provided, however, if such untrue representation and warranty is susceptible of being cured, upon the same not being cured within thirty (30) days of receipt of notice from the Administrative Agent.

7.5 The breach by Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2, 7.3 or 7.4) of any of the terms or provisions of this Agreement which is not remedied within fifteen (15) days after written notice from the Administrative Agent, or if such breach is not susceptible of being so remedied using commercially reasonable efforts within such fifteen (15) day period and so long as Borrower shall have commenced and shall thereafter diligently pursue cure of the same, such fifteen (15) day period shall be extended for such time as is reasonably necessary for Borrower to remedy such breach, such additional period not to exceed ninety (90) days.

7.6 Failure of Parent Guarantor, Borrower or any of Borrower’s Subsidiaries to pay when due any Recourse Indebtedness in excess of $1,000,000 in the aggregate or any other Consolidated Outstanding Indebtedness (other than the Obligations hereunder and Indebtedness under Swap Contracts) in excess of $10,000,000 in the aggregate (collectively, “Material Indebtedness”); or the default by Parent Guarantor, Borrower or any of Borrower’s Subsidiaries in the performance of any term, provision or condition contained in any agreement, or any other event shall occur or condition exist, which causes or permits any such Material Indebtedness to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or, under any Swap Contract, the occurrence of an “Early Termination Date” (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Parent Guarantor, Borrower or any Subsidiary of Borrower is the Defaulting Party (as defined in such Swap Contract) or (B) any “Termination Event” (as so defined) under such Swap Contract as to which Parent Guarantor, Borrower or any Subsidiary of Borrower is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Parent Guarantor, Borrower or such Subsidiary of Borrower as a result thereof is greater than $1,000,000.

7.7 Parent Guarantor, Borrower, or any Subsidiary of Borrower shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.7, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.8 or (vii) admit in writing its inability to pay its debts generally as they become due.

7.8 A receiver, trustee, examiner, liquidator or similar official shall be appointed for Parent Guarantor, Borrower or any Subsidiary of Borrower or for any Substantial Portion of the Property of Parent Guarantor, Borrower or such Subsidiary, or a proceeding described in Section 7.7(iv) shall be instituted against Parent Guarantor, Borrower or any such Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.

7.9 Parent Guarantor, Borrower or any of the Subsidiary Guarantors shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments, warrants, writs of attachment, execution or similar process or orders for the payment of money in an amount which, when added to all other judgments, warrants, writs, executions, processes or orders outstanding against Parent Guarantor, Borrower or any of the Subsidiary Guarantors would exceed $10,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith.

7.10 Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $1,000,000 or requires payments exceeding $500,000 per annum.

7.11 Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $500,000.

7.12 Failure to remediate within the time period permitted by law or governmental order, after all administrative hearings and appeals have been concluded (or within a reasonable time in light of the nature of the problem if no specific time period is so established), environmental problems at Properties owned by Borrower or any of its Subsidiaries or Investment Affiliates that are reasonably expected to have a Material Adverse Effect.

7.13 The occurrence of any “Default” as defined in any Loan Document or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace therein provided or any of the Loan Documents for any reason not being or ceasing to be in full force or effect or being declared to be null and void.

7.14 Any Change of Control shall occur.

7.15 Any Change in Management shall occur.

7.16 A federal tax lien shall be filed against Parent Guarantor, Borrower or any of Borrower’s Subsidiaries under Section 6323 of the Code or a lien of the PBGC shall be filed against Parent Guarantor, Borrower or any of Borrower’s Subsidiaries under Section 4068 of ERISA and in either case such lien shall remain undischarged (or otherwise unsatisfied) for a period of sixty (60) days after the date of filing.

ARTICLE VIII.

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration. If any Default described in Sections 7.7 or 7.8 occurs with respect to Borrower, the obligations of the Lenders to make Loans and to issue Facility Letters of Credit hereunder shall automatically terminate and the Facility Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, so long as a Default exists Lenders shall have no obligation to make any Loans and the Required Lenders, at any time prior to the date that such Default has been fully cured, may permanently terminate the obligations of the Lenders to make Loans hereunder and declare the Facility Obligations to be due and payable, or both, whereupon if the Required Lenders elected to accelerate (i) the Facility Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives and (ii) if any automatic or optional acceleration has occurred, the Administrative Agent, as directed by the Required Lenders (or if no such direction is given within 30 days after a request for direction, as the Administrative Agent deems in the best interests of the Lenders, in its sole discretion), shall use its good faith efforts to collect, including without limitation, by filing and diligently pursuing judicial action, all amounts owed by Borrower and any Subsidiary Guarantor under the Loan Documents.

In addition to the foregoing, following the occurrence of a Default and so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Required Lenders Borrower shall deposit in the Letter of Credit Collateral Account cash in an amount equal to the aggregate undrawn face amount of all outstanding Facility Letters of Credit and all fees and other amounts due or which may become due with respect thereto. Borrower shall have no control over funds in the Letter of Credit Collateral Account and shall not be entitled to receive any interest thereon. Such funds shall be promptly applied by the Administrative Agent to reimburse the Issuing Bank for drafts drawn from time to time under the Facility Letters of Credit and associated issuance costs and fees. Such funds, if any, remaining in the Letter of Credit Collateral Account following the payment of all Facility Obligations in full shall, unless the Administrative Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to Borrower.

If, within 10 days after acceleration of the maturity of the Facility Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Sections 7.7 or 7.8 with respect to Borrower) and before any judgment or decree for the payment of the Facility Obligations due shall have been obtained or entered, all of the Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to Borrower, rescind and annul such acceleration and/or termination.

8.2. Amendments. Subject to the provisions of this Article VIII the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement or waiver shall, without the consent of all Lenders then having a Commitment or holding Loans hereunder:

(i) Extend the Revolving Facility Termination Date or the Term Facility Termination Date, or forgive all or any portion of the principal amount of any Loan or accrued interest thereon or of the Facility Letter of Credit Obligations or of the Unused Revolver Fee or the Facility Fee, reduce the Applicable Margins or the percentages used to calculate the Unused Revolver Fee or the Facility Fee (or modify any definition herein which would have the effect of reducing the Applicable Margins or such percentages) or the underlying interest rate options or extend the time of payment of any such principal, interest or fees.

(ii) Release the Parent Guarantor from the Parent Guaranty or release any Subsidiary Guarantor from the Subsidiary Guaranty, except as permitted in Section 2.22(iii) and Section 6.13.

(iii) Reduce the percentage specified in the definition of Required Lenders.

(iv) Increase the Aggregate Commitment beyond $600,000,000.

(v) Permit Borrower to assign its rights under this Agreement.

(vi) Amend Sections 8.1, 8.2 (or any other provision of the Agreement which expressly requires the consent of all Lenders), 8.4 or 11.2 (or any other provision of the Agreement which expressly requires payments to be made to the Lenders on a ratable basis).

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.

8.3. Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

8.4. Application of Funds. After the acceleration of the Facility Obligations as provided for in Section 8.1 (or after the Facility Obligations have automatically become immediately due and payable and Borrower has been required to make a deposit in the Letter of Credit Collateral Account as set forth in Section 8.1), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(i) to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including attorney costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(ii) to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause (ii) payable to them;

(iii) to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, Facility Letter of Credit Reimbursement Obligations and other Obligations, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause (iii) payable to them;

(iv) to (A) payment of that portion of the Obligations constituting unpaid principal of the Loans and Facility Letter of Credit Reimbursement Obligations, (B) payment of that portion of the Obligations constituting unpaid Related Swap Obligations and (C) the deposit into the Letter of Credit Collateral Account of the undrawn amounts of Letters of Credit, ratably among such three categories of Obligations in proportion to their respective amounts and then within each such category ratably among those Lenders and Affiliates of Lenders holding the Obligations included in such category in proportion to the respective amounts held by them;; and

(v) the balance, if any, after all of such Obligations have been indefeasibly paid in full or, in the case of the undrawn amounts of Letters of Credit, fully collateralized, to Borrower or as otherwise required by Law.

ARTICLE IX.

GENERAL PROVISIONS

9.1. Survival of Representations. All representations and warranties of Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. Taxes. Any material taxes (excluding taxes on the overall net income of any Lender and Excluded Taxes) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by Borrower, together with interest and penalties, if any.

9.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among Borrower, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.

9.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

9.7. Expenses; Indemnification. Borrower shall reimburse the Administrative Agent for any costs, internal charges and out-of-pocket expenses (including, without limitation, all reasonable fees for consultants and fees and reasonable expenses for attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent in connection with the amendment, modification, and enforcement of the Loan Documents. Borrower also agrees to reimburse the Administrative Agent and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including, without limitation, all fees and reasonable expenses for attorneys for the Administrative Agent and the Lenders, which attorneys may be employees of the Administrative Agent or the Lenders) paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout). Borrower further agrees to indemnify the Administrative Agent, each Lender and their Affiliates, and their respective directors, officers, employees and agents against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all fees and reasonable expenses for attorneys of the indemnified parties, all expenses of litigation or preparation therefor whether or not the Administrative Agent, or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the Projects, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The obligations of Borrower under this Section shall survive the termination of this Agreement. This Section 9.7 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

9.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.11. Nonliability of Lenders. The relationship between Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations. Neither the Administrative Agent nor any Lender shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby. Similarly, Borrower shall have no liability with respect to, and the Administrative Agent and each Lender hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by any of them in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby, provided however that Borrower shall remain liable to Administrative Agent and Lenders for consequential damages to the extent Administrative Agent and/or any of the Lenders actually is required to pay sums to third parties in respect of any consequential damages. Administrative Agent, the Issuing Bank, the Swingline Lender, each Lender and their Affiliates, may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates.

9.12. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

9.13. CONSENT TO JURISDICTION. BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR OHIO STATE COURT SITTING IN CLEVELAND IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CLEVELAND, OHIO.

9.14. WAIVER OF JURY TRIAL. BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER

9.15. USA PATRIOT ACT. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and each Parent Guarantor and Subsidiary Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each Parent Guarantor and Subsidiary Guarantor, which information includes the name and address of the Borrower and each Parent Guarantor and Subsidiary Guarantor and other information that will allow such Lender to identify the Borrower and each Parent Guarantor and Subsidiary Guarantor in accordance with the Act.

9.16. Other Agents. The Co-Syndication Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

9.17. Acknowledgement and Consent to Bail In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

ARTICLE X.

THE ADMINISTRATIVE AGENT

10.1. Appointment. KeyBank National Association, is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the agent of such Lender. The Administrative Agent agrees to act as such upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Ohio Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to Borrower, the Lenders or any Lender for (i) any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct; or (ii) any determination by the Administrative Agent that compliance with any law or any governmental or quasi-governmental rule, regulation, order, policy, guideline or directive (whether or not having the force of law) requires the Advances and Commitments hereunder to be classified as being part of a “highly leveraged transaction”.

10.4. No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (v) the value, sufficiency, creation, perfection, or priority of any interest in any collateral security; or (vi) the financial condition of Borrower or any Subsidiary Guarantor. Except as otherwise specifically provided herein, the Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by Borrower to the Administrative Agent at such time, but is voluntarily furnished by Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

10.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6. Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

10.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

10.8. Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by Borrower for which the Administrative Agent is entitled to reimbursement by Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct or a breach of the Administrative Agent’s express obligations and undertakings to the Lenders which is not cured after written notice and within the period described in Section 10.3, The obligations of the Lenders and the Administrative Agent under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9. Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower or any of its Subsidiaries in which Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

10.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.11. Successor Administrative Agent. Except as otherwise provided below, KeyBank National Association shall at all times serve as the Administrative Agent during the term of this Facility. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. If the Administrative Agent shall be grossly negligent in the performance of its obligations hereunder, the Administrative Agent may be removed by written notice received by the Administrative Agent from all Lenders holding 66 2/3% of that portion of the Aggregate Commitment not held by the Administrative Agent, such removal to be effective on the date specified by the other Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

10.12. Notice of Defaults. If a Lender becomes aware of a Default or Unmatured Default, such Lender shall notify the Administrative Agent of such fact provided that the failure to give such notice shall not create liability on the part of a Lender. Upon receipt of such notice that a Default or Unmatured Default has occurred, the Administrative Agent shall notify each of the Lenders of such fact.

10.13. Requests for Approval. If the Administrative Agent requests in writing the consent or approval of a Lender, such Lender shall respond and either approve or disapprove definitively in writing to the Administrative Agent within ten (10) Business Days (or sooner if such notice specifies a shorter period for responses based on Administrative Agent’s good faith determination that circumstances exist warranting its request for an earlier response) after such written request from the Administrative Agent. Notwithstanding anything to the contrary contained herein, the failure of a Lender to respond with such a written approval or disapproval within such time period shall not result in such Lender becoming a Defaulting Lender.

10.14. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law.

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) satisfy such Defaulting Lender’s potential future funding obligations to the Issuing Bank under Article IIA with respect to any then outstanding Facility Letters of Credit; fifth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligation in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Facility Letters of Credit were issued at a time when the conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in

Reimbursement Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed or to be owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Each Defaulting Lender shall be entitled to receive (1) Facility Fees for any period during which that Lender is a Defaulting Lender only to extent allocable to the outstanding principal amount of the Revolving Loans funded by it rather than the Defaulting Lender’s Revolving Commitment, and (2) no Unused Revolver Fees for any period during which that Lender is a Defaulting Lender.

(B) Each Defaulting Lender shall be entitled to receive Facility Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its applicable Percentage of the stated amount of Facility Letters of Credit for which amounts are being held by the Administrative Agent pursuant to Section 10.14(a)(ii) for application to the obligations of such Defaulting Lender.

(C) With respect to any Facility Fee, Unused Revolver Fee or Facility Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Reimbursement Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s or Swingline Lender’s exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Reimbursement Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause such Non-Defaulting Lender’s share of the aggregate Outstanding Revolving Amount to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Facility Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE XI.

SETOFF; RATABLE PAYMENTS

11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any of its Affiliates to or for the credit or account of Borrower may be offset and applied toward the payment of the Obligations owing to such Lender at any time prior to the date that such Default has been fully cured, whether or not the Obligations, or any part hereof, shall then be due.

11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII.

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of Borrower and the Lenders and their respective successors and assigns, except that (i) Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3;

provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2. Participations.

(i) Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks, financial institutions, pension funds, or any other funds or entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(ii) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

(iii) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Participant Register shall be available for inspection by Borrower and Administrative Agent, at any reasonable time and upon reasonable prior notice. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iv) Benefit of Setoff. Borrower agrees that each Participant which has previously advised Borrower in writing of its purchase of a participation in a Lender’s interest in its Loans shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents. Each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant, provided that such Lender and Participant may not each setoff amounts against the same portion of the Obligations, so as to collect the same amount from Borrower twice. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

(v) Benefit of Certain Provisions. Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2 and 3.5 (subject to the requirements and limitations therein, including the requirements under Sections 3.5(f) (it being understood that the documentation required under Section 3.5(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such Participant shall not be entitled to receive any greater payment under Section 3.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

12.3. Assignments.

(i) Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to any Eligible Assignee all or any portion (greater than or equal to $5,000,000 for each assignee, so long as the hold position of the assigning Lender is not less than $5,000,000) of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit D hereto or in such other form as may be agreed to by the parties thereto. The consent of the Administrative Agent shall be required prior to an assignment becoming effective with respect to an Eligible Assignee which is not a Lender or an Affiliate thereof. Such consent shall not be unreasonably withheld or delayed.

(ii) Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Exhibit “I” to Exhibit D hereto (a “Notice of Assignment”), together with any consents required by Section 12.3(i), and (ii) payment of a $3,500 fee by the assignor or assignee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Eligible Assignee to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Eligible Assignee in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.3(iii), from and after the effective date specified in such Notice of Assignment, such Eligible Assignee shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender, and the transferor Lender shall automatically be released on the effective date of such assignment, with respect to the percentage of the Aggregate Commitment and Loans assigned to such Eligible Assignee. Upon the consummation of any assignment to a Eligible Assignee pursuant to this Section 12.3(ii), the transferor Lender, the Administrative Agent and Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Eligible Assignee, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

(iii) Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its U.S. offices a copy of each Notice of Assignment delivered to it and shall record in its records the names and addresses of such Eligible Assignees as Lenders hereunder and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, such Eligible Assignee as a Lender pursuant to the terms hereof (the “Register”). The Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each Eligible Assignee whose name is so recorded as a Lender hereunder for all purposes of this Agreement. This Section 12.3(iii) shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or the regulations promulgated thereunder). The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and upon reasonable prior notice.

12.4. Dissemination of Information. Borrower authorizes each Lender to disclose to any Participant or Eligible Assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of Borrower and its Subsidiaries, subject to Section 9.11 of this Agreement.

12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.

ARTICLE XIII.

NOTICES

13.1. Giving Notice. Except as otherwise permitted by Section 2.14 with respect to certain notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile or by email (if confirmed in writing as provided below) and addressed or delivered to such party at its address set forth below its signature hereto or at such other address (or to counsel for such party) as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted and any notice, if transmitted by email, shall be deemed given when transmitted (provided a copy of such notice is also sent by overnight delivery service on the date of such email).

13.2. Change of Address. Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV.

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by Borrower and the Lenders and each party has notified the Administrative Agent by telex or telephone, that it has taken such action.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, Borrower, the Administrative Agent and the Lenders have executed this Agreement as of the date first above written.

TERRENO REALTY LLC, a Delaware limited liability company

By:	TERRENO REALTY CORPORATION, a Maryland corporation, its sole member

	By:	/s/ Jaime J. Cannon
Print Name: Jaime J. Cannon
Title: Chief Financial Officer

Address for Notices: 101 Montgomery Street Suite 200 San Francisco CA 94104

KEYBANK NATIONAL ASSOCIATION, Individually and as Administrative Agent

By:	/s/ Joshua K. Mayers

Print Name:	Joshua K. Mayers

Title:	Vice President

127 Public Square, 8th Floor OH-01-27-0844 Cleveland, OH 44114 Phone: 216-689-0213 Facsimile: 216-370-9047 Attention: Joshua Mayers Email: Joshua_Mayers@KeyBank.com

With a copy to:

KeyBank Real Estate Capital

1200 Abernathy Road, NE

Suite 1550

GA-03-40-0900

Atlanta, GA 30328

Phone: 770-510-2136

Facsimile: 216-370-6206

Attention: Wolsley Grannum

Email: Wolsley_E_Grannum@keybank.com

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Nicolas Zitelli
Print Name: Nicolas Zitelli
Title: Senior Vice President

575 Market Street, 28th Floor San Francisco, CA 94105 Phone: 415-733-1545 Facsimile: 412-705-2124 Attention: Nicolas Zitelli Email: Nicolas.zitelli@pnc.com

MUFG UNION BANK, N.A., formerly known as Union Bank, N.A.

By:	/s/ James Stowell
Print Name: James Stowell
Title: Vice President

350 California Street, H-1910 San Francisco, CA 94104 Phone: 415-705-7453 Facsimile: 415-433-7438 Attention: James Stowell Email: James.Stowell@unionbank.com

REGIONS BANK

By:	/s/ Kyle Upton
Print Name: Kyle Upton
Title: Vice President

6805 Morrison Boulevard, Suite 100 Charlotte, NC 28211 Phone: 704-362-3573 Facsimile: 704-362-3576 Attention: Kyle Upton Email: kyle.upton@regions.com

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Michael F. Diemer
Print Name: Michael F. Diemer
Title: Vice President

345 California Street, 6th Floor San Francisco, CA 94104 Phone: 415-774-2251 Facsimile: 415-774-2209 Attention: Michael Diemer Email: Michael.diemer@usbank.com

GOLDMAN SACHS BANK USA

By:	/s/ Rebeccas Kratz
Print Name: Rebecca Kratz

Title:	Authorized Signatory

200 West Street New York, NY 10282 Phone: 212-934-3921 Facsimile: 917-977-3966 Attention: Thierry C. Le Jouan Email: gsd.link@gs.com

EXHIBIT A

AMENDMENT REGARDING INCREASE

This Amendment to Credit Agreement (the “Amendment”) is made as of                     , 20    , by and among Terreno Realty LLC (the “Borrower”), KeyBank National Association, as “Administrative Agent,” and one or more existing or new “Lenders” shown on the signature pages hereof.

R E C I T A L S

A. Borrower, Administrative Agent and certain other Lenders have entered into a Fourth Amended and Restated Senior Credit Agreement dated as of July     , 2016(as amended, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Agreement.

B. Pursuant to the terms of the Credit Agreement, the Lenders have agreed to provide Borrower with a revolving credit facility in an aggregate principal amount of up to $200,000,000 and two (2) term loans, one in the amount of $50,000,000 and one in the amount of up to $100,000,000. Borrower and the Administrative Agent on behalf of the Lenders now desire to amend the Credit Agreement in order to, among other things (i) increase the Aggregate Commitment to $                    ; and (ii) admit [name of new banks] as “Lenders” under the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

1. The foregoing Recitals to this Amendment hereby are incorporated into and made part of this Amendment.

2. From and after                     ,          (the “Effective Date”) (i) [name of new banks] shall be considered as “Lenders” under the Credit Agreement and the Loan Documents, and (ii) [name of existing Lenders] shall each be deemed to have increased its Revolving Commitment, Term A Commitment or Term B Commitment, as applicable, to the amount shown on the revised Schedule I to the Credit Agreement attached to this Amendment, each having a Revolving Commitment, Term A Commitment and Term B Commitment in the amount shown thereon. Borrower shall, on or before the Effective Date, execute and deliver to each new Lender a Note to evidence the Loans to be made by such Lender.

3. From and after the Effective Date, the Aggregate Commitment shall equal              Million Dollars ($        ,000,000), the Aggregate Revolving Commitment shall equal              Million Dollars ($            ) the total Term A Commitments shall equal              Million Dollars ($            ) and the total Term B Commitments shall equal              Million Dollars ($            ).

4. For purposes of Section 13.1 of the Credit Agreement (Giving Notice), the address(es) and facsimile number(s) for [name of new banks] shall be as specified below their respective signature(s) on the signature pages of this Amendment.

5. Borrower hereby represents and warrants that, as of the Effective Date, there is no Default or Unmatured Default, the representations and warranties contained in Article V of the Credit Agreement are true and correct in all material respects as of such date and Borrower has no offsets or claims against any of the Lenders.

6. As expressly modified as provided herein, the Credit Agreement shall continue in full force and effect.

7. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

TERRENO REALTY LLC, a Delaware limited liability company

By:	TERRENO REALTY CORPORATION, a Maryland corporation, its sole member

By:

Print Name:

Title:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:

Print Name:

Title:

[NAME OF NEW LENDER]

By:

Print Name:

Title:

[Address of New Lender]

Phone:

Facsimile:

Attention:

Amount of Revolving Commitment:

Amount of Term Commitment:

EXHIBIT B

FORM OF [REVOLVING][TERM] NOTE

August 1, 2016

Terreno Realty LLC, a limited liability company formed under the laws of the State of Delaware (the “Borrower”), promises to pay to                                               (the “Lender”) the aggregate unpaid principal amount of all [Revolving][Term A] [Term B] Loans made by the Lender to Borrower pursuant to Article II of the Fourth Amended and Restated Senior Credit Agreement (as the same may be amended or modified, the “Agreement”) hereinafter referred to, in immediately available funds at the main office of KeyBank National Association in Cleveland, Ohio, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. Borrower shall pay remaining unpaid principal of and accrued and unpaid interest on the Loans in full on the [Revolving][Term A][Term B] Facility Termination Date or such earlier date as may be required under the Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder, subject to the terms of Section 2.14 of the Agreement.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Fourth Amended and Restated Senior Credit Agreement, dated as of August 1, 2016 among Borrower, KeyBank National Association, individually and as Administrative Agent, and the other Lenders named therein, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

If there is a Default under the Agreement or any other Loan Document and Agent exercises the remedies provided under the Agreement and/or any of the Loan Documents for the Lenders, then in addition to all amounts recoverable by the Administrative Agent and the Lenders under such documents, Agent and the Lenders shall be entitled to receive reasonable attorneys’ fees and expenses incurred by Agent and the Lenders in connection with the exercise of such remedies.

Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note, and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security for this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of Borrower and any endorsers hereof.

This Note shall be governed and construed under the internal laws of the State of New York.

B-1

BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

TERRENO REALTY LLC, a Delaware limited liability company

By:	TERRENO REALTY CORPORATION, a Maryland corporation, its sole member

By:

Print Name:

Title:

B-2

EXHIBIT C

COMPLIANCE CERTIFICATE

KeyBank National Association, as Administrative Agent

Attention: Joshua Mayers

127 Public Square

OH-01-27-0844

Cleveland, Ohio 44114

Re:	Fourth Amended and Restated Senior Credit Agreement dated as of August 1, 2016 (as amended, modified, supplemented, restated, or renewed, from time to time, the “Agreement”) between TERRENO REALTY LLC (the “Borrower”), and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent for itself and the other lenders parties thereto from time to time (“Lenders”).

Reference is made to the Agreement. Capitalized terms used in this Certificate (including schedules and other attachments hereto, this “Certificate”) without definition have the meanings specified in the Agreement.

Pursuant to applicable provisions of the Agreement, Borrower hereby certifies to the Lenders that the information furnished in the attached schedules, including, without limitation, each of the calculations listed below are true, correct and complete in all material respects as of the last day of the fiscal periods subject to the financial statements and associated covenants being delivered to the Lenders pursuant to the Agreement together with this Certificate (such statements the “Financial Statements” and the periods covered thereby the “reporting period”) and for such reporting periods.

The undersigned hereby further certifies to the Lenders that:

1. Compliance with Financial Covenants. Schedule A attached hereto sets forth financial data and computations evidencing Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

2. Review of Condition. The undersigned has reviewed the terms of the Agreement, including, but not limited to, the representations and warranties of Borrower set forth in the Agreement and the covenants of Borrower set forth in the Agreement, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of Borrower through the reporting periods.

3. Representations and Warranties. To the undersigned’s actual knowledge, the representations and warranties of Borrower contained in the Loan Documents, including those contained in the Agreement, are true and accurate in all material respects as of the date hereof and were true and accurate in all material respects at all times during the reporting period (other than those representations made as of a specific date which Borrower certifies were true as of such date) except as expressly noted on Schedule B hereto.

4. Covenants. To the undersigned’s actual knowledge, during the reporting period, Borrower observed and performed all of the respective covenants and other agreements under the Agreement and the Loan Documents, and satisfied each of the conditions contained therein to be observed, performed or satisfied by Borrower, except as expressly noted on Schedule B hereto.

5. No Default. To the undersigned’s actual knowledge, no Default exists as of the date hereof or existed at any time during the reporting period, except as expressly noted on Schedule B hereto.

IN WITNESS WHEREOF, this Certificate is executed by the undersigned this          day of                     , 20    .

TERRENO REALTY LLC, a Delaware limited liability company

By:	TERRENO REALTY CORPORATION, a Maryland corporation, its sole member

By:

Name:

Title:

SCHEDULE A

COMPLIANCE CALCULATIONS

SCHEDULE B

EXCEPTIONS, IF ANY

EXHIBIT D

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment Agreement”) between                                          (the “Assignor”) and                                          (the “Assignee”) is dated as of                     . The parties hereto agree as follows:

1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents. The Revolving Commitment and Term Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two (2) Business Days (or such shorter period agreed to by the Administrative Agent) after a Notice of Assignment substantially in the form of Exhibit “I” attached hereto has been delivered to the Administrative Agent. Such Notice of Assignment must include the consent of the Administrative Agent required by Section 12.3.1 of the Credit Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

4. PAYMENTS OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Administrative Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Administrative Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. [In consideration for the sale and assignment of Loans hereunder, (i) the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Base Rate Loans assigned to the Assignee hereunder and (ii) with respect to each LIBOR Loan made by the Assignor and assigned to the Assignee hereunder which is outstanding on the Effective Date, (a) on the last day of the LIBOR Interest Period therefor or (b) on such earlier date agreed to by the Assignor and the Assignee or (c) on the date on which any such LIBOR Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (a), (b) or (c) being hereinafter referred to as the “LIBOR Rate Due Date”), the Assignee shall pay the Assignor an amount equal to the principal amount of the portion of such LIBOR Loan assigned to the Assignee which is outstanding on the LIBOR Rate Due Date. If the Assignor and the Assignee agree that the applicable LIBOR Rate Due Date for such LIBOR Loan shall be the Effective Date, they shall agree, solely for purposes of dividing interest paid by Borrower on such LIBOR Loan, to an alternate interest rate applicable to the portion of such Loan assigned hereunder for the period from the Effective Date to the end of the related LIBOR Interest Period (the “Agreed Interest Rate”) and any interest received by the Assignee in excess of the Agreed Interest Rate, with respect to such LIBOR Loan for such period, shall be remitted to the Assignor. [In the event interest for any period from the Effective Date to but not including the LIBOR Rate Due Date is not paid when due by Borrower with respect to any LIBOR Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on the portion of such LIBOR Loan sold by the Assignor to the Assignee hereunder at the applicable rate provided by the Credit Agreement.] In the event a prepayment of any LIBOR Loan which is existing on the Effective Date and assigned by the Assignor to the Assignee hereunder occurs after the Effective Date but before the applicable LIBOR Rate Due Date, the Assignee shall remit to the Assignor any excess of the funding indemnification amount paid by Borrower under Section 3.4 of the Credit Agreement on account of such prepayment with respect to the portion of such LIBOR Loan assigned to the Assignee hereunder over the amount which would have been paid if such prepayment amount were calculated based on the Agreed Interest Rate and only covered the portion of the LIBOR Interest Period after the Effective Date. The Assignee will promptly remit to the Assignor (i) the portion of any principal payments assigned hereunder and received from the Administrative Agent with respect to any LIBOR Loan prior to its LIBOR Rate Due Date and (ii) any amounts of interest on Loans and fees received from the Administrative Agent which relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date, in the case of Base Rate Loans or fees, or the LIBOR Rate Due Date, in the case of LIBOR Loans, and not previously paid by the Assignee to the Assignor.]* In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

*Each Assignor may insert its standard payment provisions in lieu of the payment terms included in this Exhibit.

5. FEES PAYABLE BY THE ASSIGNEE. The Assignee shall pay to the Assignor a fee on each day on which a payment of interest or facility fees is made under the Credit Agreement with respect to the amounts assigned to the Assignee hereunder (other than a payment of interest or facility fees attributable to the period prior to the Effective Date or, in the case of LIBOR Loans, the Payment Date, which the Assignee is obligated to deliver to the Assignor pursuant to Section 4 hereof). The amount of such fee shall be the difference between (i) the interest or fee, as applicable, paid with respect to the amounts assigned to the Assignee hereunder and (ii) the interest or fee, as applicable, which would have been paid with respect to the amounts assigned to the Assignee hereunder if each interest rate was calculated at the rate of         % rather than the actual percentage used to calculate the interest rate paid by Borrower or if the Unused Revolver Fee or Facility Fee was calculated at the rate of         % rather than the actual percentage used to calculate the Unused Revolver Fee or Facility Fee paid by Borrower, as applicable. In addition, the Assignee agrees to pay         % of the fee required to be paid to the Administrative Agent in connection with this Assignment Agreement.

6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder, that such interest is free and clear of any adverse claim created by the Assignor and that it has all necessary right and authority to enter into this

Assignment. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the Property, books or records of Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

7. REPRESENTATIONS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes].**

**to be inserted if the Assignee is not incorporated under the laws of the United States, or a state thereof.

8. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment Agreement.

9. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 12.3.1 of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4, 5 and 8 hereof.

10. REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Commitment.

11. ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

12. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of New York.

13. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]

By:

Title:

[NAME OF ASSIGNEE]

By:

Title:

SCHEDULE 1

to Assignment Agreement

1.	Descriptionand Date of Credit Agreement:

2.	Date of Assignment Agreement:		,

3.	Amounts(As of Date of Item 2 above):

	a.	AggregateCommitment (Loans)* under Credit Agreement	$

	b.	Assignee’sPercentage of the Aggregate Commitment purchased under this Assignment Agreement**	%

4.	Amountof Assignee’s (Loan Amount)** Commitment Purchased under this Assignment Agreement:		$

5.	ProposedEffective Date:

Accepted and Agreed:

[NAME OF ASSIGNOR]		[NAME OF ASSIGNEE]

By:		By:
Title:	Title:

*	If a Commitment has been terminated, insert outstanding Loans in place of Commitment

**	Percentage taken to 10 decimal places

Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

Attach Assignor’s Administrative Information Sheet, which must include notice address for the Assignor and the Assignee

EXHIBIT “I”

to Assignment Agreement

NOTICE OF ASSIGNMENT

                                         , 20

To:	KeyBank Real Estate Capital
1200 Abernathy Road, NE
Suite 1550
GA-03-40-0900
Atlanta, GA 30328
Phone: 770-510-2136
Facsimile: 216-370-6206
Attention: Wolsley Grannum
Email: Wolsley_E_Grannum@keybank.com

From:	[NAME OF ASSIGNOR] (the “Assignor”)

[NAME OF ASSIGNEE] (the “Assignee”)

1. We refer to that Credit Agreement (the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2. This Notice of Assignment (this “Notice”) is given and delivered to the Administrative Agent pursuant to Section 12.3.2 of the Credit Agreement.

3. The Assignor and the Assignee have entered into an Assignment Agreement, dated as of                         , 20    , (the “Assignment”), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule 1 of all outstandings, rights and obligations under the Credit Agreement. The Effective Date of the Assignment shall be the later of the date specified in Item 5 of Schedule 1 or two (2) Business Days (or such shorter period as agreed to by the Administrative Agent) after this Notice of Assignment and any fee required by Section 12.3.2 of the Credit Agreement have been delivered to the Administrative Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

4. The Assignor and the Assignee hereby give to the Administrative Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Administrative Agent before the date specified in Item 5 of Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Administrative Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Administrative Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of the Administrative Agent, the Assignor will give the Administrative Agent written confirmation of the satisfaction of the conditions precedent.

5. The Assignor or the Assignee shall pay to the Administrative Agent on or before the Effective Date the processing fee of $3,500 required by Section 12.3.2 of the Credit Agreement.

6. If Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Administrative Agent prepare and cause Borrower to execute and deliver new Notes or, as appropriate, replacements notes, to the Assignor and the Assignee. The Assignor and, if applicable, the Assignee each agree to deliver to the Administrative Agent the original Note received by it from Borrower upon its receipt of a new Note in the appropriate amount.

7. The Assignee advises the Administrative Agent that notice and payment instructions are set forth in the attachment to Schedule 1.

8. The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are “plan assets” as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be “plan assets” under ERISA.

9. The Assignee authorizes the Administrative Agent to act as its Administrative Agent under the Loan Documents in accordance with the terms thereof. The Assignee acknowledges that the Administrative Agent has no duty to supply information with respect to Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.*

* May be eliminated if Assignee is a party to the Credit Agreement prior to the Effective Date.

NAME OF ASSIGNOR	NAME OF ASSIGNEE

By:	By:

Title:	Title:

ACKNOWLEDGED AND, IF REQUIRED BY THE

CREDIT AGREEMENT, CONSENTED TO BY

KEYBANK NATIONAL ASSOCIATION, as Agent

By:

Title:

[Attach photocopy of Schedule 1 to Assignment]

EXHIBIT E

LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To:	KeyBank National Association
as Administrative Agent (the “Administrative Agent”)
under the Credit Agreement Described Below

Re:	Fourth Amended and Restated Senior Credit Agreement, dated as of August 1, 2016 (as the same may be amended or modified, the “Credit Agreement”), among Terreno Realty LLC, a limited liability company organized under the laws of the State of Delaware (the “Borrower”), the Administrative Agent, and the Lenders named therein. Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Credit Agreement.

The Administrative Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Administrative Agent of a specific written revocation of such instructions by Borrower, provided, however, that the Administrative Agent may otherwise transfer funds as hereafter directed in writing by Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.14 of the Credit Agreement.

Facility Identification Number(s):

Customer/Account Name:

Transfer Funds To:

For Account Number:

Reference/Attention To

Authorized Officer (Customer Representative)	Date: , 20

Name (Please Print)	Signature

Bank Officer	Date: , 20

Name (Please Print)	Signature

(Deliver Completed Form to Credit Support Staff For Immediate Processing)

E-1

EXHIBIT F

BORROWING NOTICE

                    , 201

KeyBank Real Estate Capital

1200 Abernathy Road, NE

Suite 1550

GA-03-40-0900

Atlanta, GA 30328

Phone: 770-510-2136

Facsimile: 216-370-6206

Attention: Wolsley Grannum

Email: Wolsley_E_Grannum@keybank.com

Borrowing Notice

Terreno Realty LLC (“Borrower”) hereby requests a Loan Advance pursuant to Section 2.9 of the Fourth Amended and Restated Senior Credit Agreement, dated as of August 1, 2016 (as amended or modified from time to time, the “Credit Agreement”), among Terreno Realty LLC, the Lenders referenced therein, and KeyBank National Association, as agent for the Lenders.

An Advance is requested to be made in the amount of $                            , to be made on                     . Such Advance shall be a [Revolving][Term A] [Term B] Advance and shall be a [LIBOR] [Base Rate] Advance. [The applicable LIBOR Interest Period shall be                     .]

The proceeds of the requested loan shall be directed to the following account:

Wiring Instructions: (Bank Name) (ABA No.) (Beneficiary) (Account No. to Credit) (Notification Requirement)

F-1

In support of this request, Terreno Realty LLC hereby represents and warrants to the Administrative Agent and the Lenders that acceptance of the proceeds of such loan by Borrower shall be deemed to further represent and warrant that all requirements of Section 4.2 of the Credit Agreement in connection with such Loan Advance have been satisfied at the time such proceeds are disbursed.

Date:

Borrower:	TERRENO REALTY LLC, a Delaware limited liability company

	By:	TERRENO REALTY CORPORATION, a Maryland corporation, its sole member

By:
Name:
Its:

F-2

EXHIBIT G-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Fourth Amended and Restated Senior Revolving Credit Agreement dated as of August 1, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Terreno Realty LLC (the “Borrower”), the financial institutions party thereto and their assignees thereunder (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of Section 3.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN, or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: , 20

EXHIBIT G-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Fourth Amended and Restated Senior Revolving Credit Agreement dated as of August 1, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Terreno Realty LLC (the “Borrower”), the financial institutions party thereto and their assignees thereunder (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of Section 3.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN, or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: , 20

EXHIBIT G-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Fourth Amended and Restated Senior Revolving Credit Agreement dated as of August 1, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Terreno Realty LLC (the “Borrower”), the financial institutions party thereto and their assignees thereunder (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of Section 3.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN, or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN, or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: , 20

EXHIBIT G-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Fourth Amended and Restated Senior Revolving Credit Agreement dated as of August 1, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Terreno Realty LLC (the “Borrower”), the financial institutions party thereto and their assignees thereunder (the “Lenders”), KeyBank National Association, as Agent (the “Agent”) and the other parties thereto.

Pursuant to the provisions of Section 3.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN, or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN, or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: , 20

SCHEDULE 1

SCHEDULE OF COMMITMENTS

Lender	Revolving Commitment	Term A Loan Commitment	Term B Loan Commitment	Total Commitments
KeyBank National Association	$40,000,000	$10,000,000	$20,000,000	$70,000,000
PNC Bank National Association	38,750,000	9,750,000	19,000,000	67,500,000
MUFG Union Bank, N.A.	38,750,000	9,750,000	19,000,000	67,500,000
Regions Bank	38,750,000	9,750,000	19,000,000	67,500,000
U.S. Bank National Association	26,750,000	6,750,000	14,000,000	47,500,000
Goldman Sachs Bank USA	17,000,000	4,000,000	9,000,000	30,000,000

Total	$200,000,000	$50,000,000	$100,000,000	$350,000,000

Schedule 1-1

SCHEDULE 2

SUBSIDIARIES OF PARENT GUARANTOR

Terreno Realty LLC, a Delaware limited liability company, 100% owned by Parent Guarantor

Schedule 2-1

SCHEDULE 3

LITIGATION

(See Section 5.6)

None

Schedule 3-1

SCHEDULE 4

ENVIRONMENTAL MATTERS

(See Section 5.19)

None

Schedule 4-1

SCHEDULE 5

LIST OF SUBSIDIARY GUARANTORS

Entity Name	State of Formation	State of Operation
Terreno America’s Gateway LLC	Delaware	Florida
Terreno Rialto LLC	Delaware	California
Terreno Interstate LLC	Delaware	New Jersey
Terreno 299 Lawrence LLC	Delaware	California
Terreno 60th Avenue LLC	Delaware	Florida
Terreno Dorsey LLC	Delaware	Maryland
Terreno Dell LLC	Delaware	New Jersey
Terreno 70th Avenue LLC	Delaware	Florida
Terreno 8730 Bollman LLC	Delaware	Maryland
Terreno 48th Ave LLC	Delaware	Florida
Terreno Whittier LLC	Delaware	California
Terreno 78th Avenue LLC	Delaware	Florida
Terreno Caribbean LLC	Delaware	California
Terreno Carlton Court LLC	Delaware	California
Terreno 26th Street LLC	Delaware	Florida
Terreno South Main LLC	Delaware	California
Terreno 631 Brennan LLC	Delaware	California
Terreno SeaTac 8th Ave LLC	Delaware	Washington
Terreno 107th Ave LLC	Delaware	Florida
Terreno 101st Road LLC	Delaware	Florida
Terreno 17 Madison LLC	Delaware	New Jersey
Terreno 1 Dodge LLC	Delaware	New Jersey
Terreno Route 100 LLC	Delaware	Maryland
Terreno 550 Delancy LLC	Delaware	New Jersey
Terreno 341 Michele LLC	Delaware	New Jersey
Terreno 465 Meadow LLC	Delaware	New Jersey
Terreno 60 Ethel LLC	Delaware	New Jersey
Terreno 8215 Dorsey LLC	Delaware	Maryland
Terreno 4230 Forbes LLC	Delaware	Maryland
Terreno Airgate LLC	Delaware	New York
Terreno 3601 Pennsy LLC	Delaware	Maryland
Terreno Parkway LLC	Delaware	Maryland
Terreno 20 Pulaski LLC	Delaware	New Jersey
Terreno 747 Glasgow LLC	Delaware	California
Terreno Melanie LLC	Delaware	New Jersey
Terreno Melanie II LLC	Delaware	New Jersey
Terreno 10th Avenue LLC	Delaware	Florida
Terreno 19601 Hamilton LLC	Delaware	California
Terreno SW 34th LLC	Delaware	Washington
Terreno 900 Hart LLC	Delaware	New Jersey
Terreno Park Union City LLC	Delaware	California
Terreno 75th Ave LLC	Delaware	Maryland

Schedule 5-1

Terreno 10100 NW 25th LLC	Delaware	Florida
Terreno V Street LLC	Delaware	Washington, D.C.
Terreno NW 81st LLC	Delaware	Florida
Terreno Ahern II LLC	Delaware	California
Terreno Kent 190th LLC	Delaware	Washington
Terreno Olympic LLC	Delaware	Washington
Terreno 79th Ave South LLC	Delaware	Washington
Terreno Kent Corporate Park LLC	Delaware	Washington
Terreno MITC LLC	Delaware	Florida
Terreno 4930 3rd Avenue South LLC	Delaware	Washington

Schedule 5-2

SCHEDULE 6

LIST OF INVESTMENT AFFILIATES

(See Section 5.7)

None

Schedule 6-1

SCHEDULE 7

LIST OF UNENCUMBERED PROPERTIES

Entity Name	Project Name	Address
Terreno America’s Gateway LLC	Americas Gateway	8901 NW 20th Street, 2011 BW 89th Place, 8940 NW 24th Terrace, 8933 NW 23rd Street, 1400 NW 88th Avenue, 1401 NW 89th Court, Doral, FL 33172
Terreno Rialto LLC	Manhattan	2475-2477 Manhattan Beach Blvd., Redondo Beach, CA 90278
Terreno Interstate LLC	130 Interstate	130 Interstate Boulevard, South Brunswick, NJ 08831
Terreno 299 Lawrence LLC	299 Lawrence	299 Lawrence Avenue, South San Francisco, CA 94080
Terreno 60th Avenue	60th Avenue	14100 NW 60th Avenue, Miami Lakes, FL 33014
Terreno Dorsey LLC	Dorsey	8441 Dorsey Run Road, Jessup, MD 20794
Terreno Dell LLC	Dell	700 Dell Road, Carlstadt, NJ 07072
Terreno 70th Avenue LLC	70th Ave	1601 NW 70th Avenue, Miami, FL 33126
Terreno 8730 Bollman LLC	Bollman	8730 Bollman Place, Savage, MD 20763-9747
Terreno 48th Ave LLC	48th Ave	16001 NW 48th Avenue, Miami Gardens, FL 33014
Terreno Whittier LLC	Whittier	12252 Whittier Boulevard, Whittier, CA 90602
Terreno 78th Avenue LLC	78th Avenue	1401 NW 78th Avenue, Doral, Florida 33126
Terreno Caribbean LLC	Caribbean	904, 914-918 Caribbean Drive & 1339 Moffet Park Drive, Sunnyvale, CA 94089
Terreno Carlton Court LLC	Carlton	490-500 Carlton Court, South San Francisco, CA 94080
Terreno 26th Street LLC	26th Street	7500-7600 NW 26th Street, Miami, FL 33122
Terreno South Main LLC	South Main	17110-17120 S Main Street, Carson, CA
Terreno 631 Brennan LLC	Brennan	631 Brennan, San Jose, CA 95131
Terreno SeaTac 8th Ave LLC	SeaTac 8th Avenue	18331 8th Ave S, Des Moines, WA 98148
Terreno 107th Ave LLC	107th Ave	12600 NW 107th Avenue, Medley, FL 33178
Terreno 101st Road LLC	101st Road	11800 NW 101st Road, Medley, FL 33178
Terreno 17 Madison LLC	Madison	17 Madison Road, Fairfield, NJ 07004
Terreno 1 Dodge LLC	Dodge	1 Dodge Drive, West Caldwell, NJ 07006
Terreno Route 100 LLC	Route 100	6675 Amberton Road & 6660 Santa Barbara Road, Elkridge, MD 21075
Terreno 550 Delancy LLC	Delancy	550 Delancy Street, Newark, NJ 07105
Terreno 341 Michele LLC	Michelle/Meadow	341 Michele Place, Carlstadt, NJ 07072

Schedule 7-1-1

Terreno 465 Meadow LLC	Michelle/Meadow	465 Meadow Lane, Carlstadt, NJ 07072
Terreno 60 Ethel LLC	Ethel	60 & 70 Ethel Road, Piscataway, NJ 08854
Terreno 8215 Dorsey LLC	8215 Dorsey	8215 Dorsey Run Road, Jessup, MD 20794
Terreno 4230 Forbes LLC	Forbes	4230 Forbes Blvd., Lanham, MD 20706
Terreno Airgate LLC	Airgate	150-10, 151-02 132nd Ave, 152-01 133rd Ave, 152-02 Baisley Blvd, Queens, NY 11434
Terreno 3601 Pennsy LLC	Pennsy	3601 Pennsy Drive, Landover, MD 20785
Terreno Parkway LLC	Parkway	7190 Parkway Drive, Hanover, MD 21076
Terreno 20 Pulaski LLC	20 Pulaski	20 Pulaski Street, Bayonne, NJ 07002
Terreno 747 Glasgow LLC	747 Glasgow	747 S Glasgow Avenue, Inglewood, CA 90301
Terreno Melanie LLC	Melanie	9 Melanie Lane, East Hanover, NJ 07936
Terreno Melanie II LLC	Melanie II	11 & 15 Melanie Lane, East Hanover, NJ 07936
Terreno 10th Avenue LLC	10th Avenue	213-215 SE 10th Avenue, Hialeah, FL 33010-5536
Terreno 19601 Hamilton LLC	Hamilton	19601 Hamilton Avenue, Torrance CA 90502-1309
Terreno SW 34th LLC	SW 34th	12886 Interurban Ave S, Tukwila, WA 98168
Terreno 900 Hart LLC	Hart	900 Hart Road, Piscataway, NJ 07065
Terreno Park Union City LLC	Central Plaza	33306-33456 Alvarado Niles Road, 33508-33580 Central Avenue, Union City, CA 94587
Terreno 75th Ave LLC	Ardmore	3301-3381 75th Avenue, Landover, MD 20785
Terreno 10100 NW 25th LLC	25th	10100 NW 25th Street, Doral, FL 33172
Terreno V Street LLC	V Street	3015 - 3535 V Street NE, Washington, D.C. 20018
Terreno NW 81st LLC	81st	8105 NW 77th Street, Medley, FL 33166
Terreno Ahern II LLC	Ahern II	30069-30083 Ahern Avenue, Union City, CA 94587-1234
Terreno Kent 190th LLC	South 190th	8420 S 190th Street, Kent, WA 98031
Terreno Olympic LLC	Olympic	18370 Olympic Ave S, Tukwila, WA 98188
Terreno 79th Ave South LLC	79th	26601-26609 79th Avenue South, Kent, WA 98032
Terreno Kent Corporate Park LLC	KCP	22402-22422 72nd Ave South, Kent, WA 98032
Terreno MITC LLC	MITC	8455-8485, 8405-8435, 8355-8385, 8315-8345 NW 74th Street, Doral, FL 33166
Terreno 4930 3rd Avenue South LLC	4930 3rd Avenue	4930 3rd Avenue South, Seattle, WA 98134

Schedule 7-1-2

SCHEDULE 8

OUTSTANDING FACILITY LETTERS OF CREDIT

None

Schedule 8-1